Exhibit 99.1

SHARE PURCHASE AGREEMENT

by and among

EDUARDO HOCHSCHILD BEECK,

MARIANA VIOLETA CORREA SABOGAL DE HOCHSCHILD,

FARRAGUT HOLDINGS, INC.,

a Cayman limited company,

THE SELLERS REPRESENTATIVE DEFINED HEREIN,

and

HOLCIM LTD,

a Swiss corporation,

Dated as of December 15, 2025

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of December 15, 2025, is entered into by and among: (i) the marital community property (sociedad conyugal) formed by Eduardo Hochschild Beeck, a Peruvian citizen and resident, and Mariana Violeta Correa Sabogal de Hochschild, a Peruvian citizen and resident (“EHB”); (iii) Farragut Holdings, Inc., a Cayman limited company (“Farragut” and, together with EHB, each a “Seller” and collectively, the “Sellers”); (iv) Eduardo Hochschild Beeck, in his capacity as representative of the Sellers pursuant to Section 10.01 (“Sellers Representative”), and (v) Holcim Ltd, a Swiss corporation (“Buyer”).

Recitals

WHEREAS, the Sellers collectively own 99.99% of the issued and outstanding shares of common stock (the “Shares”) of Inversiones ASPI S.A., a Peruvian corporation (the “Company”), and the remaining 0.01% is held by certain minority shareholders who are not parties to this Agreement;

WHEREAS, the Shares are owned of record by the Sellers as set forth in Schedule 3.06(a) of the Disclosure Schedules;

WHEREAS, the Company owns 50.01% of the issued and outstanding capital stock (such 50.01%, the “CPAC Shares”) of Cementos Pacasmayo S.A.A., a Peruvian corporation publicly traded on the Lima and New York stock exchanges (“CPAC” and, together with the Company, the “Transferred Companies”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, including indirectly the CPAC Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Action” means any action, cause of action, claim, demand, suit, hearing, litigation, citation, subpoena, summons, dispute, investigation, audit, proceeding, lawsuit, arbitration or other alternative dispute resolution proceeding, whether civil, criminal, administrative, regulatory, judicial or extra-judicial (including any settlement or conciliation procedures) or governmental investigations.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, as general partner or managing member, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Anti-Corruption Laws” means all Laws relating to anti-bribery or anticorruption, anti-money laundering, anti-terrorism, including all Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Authority, commercial entity, or any other Person in order to obtain a business advantage or fund any terrorism practices, including, the Legislative Decree 635 – Peruvian Criminal Code, Law 30424 – Law that regulates the administrative liability of legal entities and its regulation, approved by Supreme Decree 002-2019-JUS, Legislative Decree 1385, and regulations relating to the prevention of funding of terrorism practices Laws in Peru and the U.S. Foreign Corrupt Practices Act, the U.S. Bank Secrecy Act, and the USA PATRIOT Act of 2001.

“Associate” means, with respect to any Person: (a) any other Person of which such first Person is an officer (or similar authorized appointments with different names), or partner or is, directly or indirectly, through one or more intermediaries, the record or beneficial owner of ten percent (10%) or more of any class or type of Equity Interests; and (b) any trust or other estate in which such first Person has a substantial beneficial interest or as to which such first Person serves as trustee or in a similar fiduciary capacity.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York City, New York, Zurich, Switzerland or Lima, Peru are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer-Controlled Tax Controversy” has the meaning set forth in Section 6.12(h).

“Buyer Released Claims” has the meaning set forth in Section 6.14(b).

“Buyer Released Parties” has the meaning set forth in Section 6.14(b).

“Buyer Releasing Parties” has the meaning set forth in Section 6.14(a).

“Cap” has the meaning set forth in Section 8.04(d).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Transaction Expenses” means the aggregate amount of all Transaction Expenses.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” has the meaning set forth in Section 3.04(a).

“Company” has the meaning set forth in the preamble.

“Company Financial Indebtedness” means all monies borrowed by the Company from Banco de Credito del Perú, together with any unpaid interest, prepayment penalties, “breakage” costs, premiums, expense reimbursements or similar costs or expenses, if any, due or payable as a result of the satisfaction or prepayment thereof.

“Company Financial Indebtedness Debt Payoff Letter” has the meaning set forth in Section 7.02(f).

“Company Financial Indebtedness Payoff Amount” means the Company Financial Indebtedness outstanding immediately prior to Closing, together with any unpaid interest, prepayment penalties, “breakage” costs, premiums, expense reimbursements or similar costs or expenses, if any, due or payable as a result of the satisfaction or prepayment thereof.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 31, 2025, between Buyer and the Company.

“Consideration Spreadsheet” has the meaning set forth in Section 2.05(a).

“Contract” means all contracts, leases, subleases, deeds, mortgages, licenses, sublicenses, instruments, notes, undertakings, indentures, joint ventures, sales and purchase orders, binding bids, binding offers and all other legally binding agreements, commitments and arrangements, in each case, whether written or oral.

“CPAC” has the meaning set forth in the recitals.

“CPAC Shares” has the meaning set forth in the recitals.

“Data Room” means the electronic documentation site established by Garrigues on behalf of the Sellers containing the documents set forth in the index included in Section 1.01(a) of the Disclosure Schedules. For the avoidance of doubt, Garrigues acts, for these purposes, solely as a service provider administering the site; all information contained in the Data Room has been uploaded by the Sellers or the Sellers’ agents, and Garrigues neither owns nor controls such information.

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(e).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Discovered Leakage” has the meaning set forth in Section 6.10.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(ii).

“EHB” has the meaning set forth in the Preamble.

“Employee Benefit Plans” has the meaning set forth in Section 4.12(a).

“Encumbrance” means any lien, pledge, garantía mobiliaria, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, encumbrance, hypothecation, option, lease, license, right of way, right of first offer, right of first refusal, restrictive covenant or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all Laws relating to: (a) pollution (or the cleanup thereof), protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or human health and safety from actual or potential exposure (or the effects of exposure) to any Hazardous Materials; or (b) the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, production, discharge, spill or emission of, or regarding the use, handling, transportation, processing, treatment, storage, disposal, release or remediation of, any Hazardous Materials.

“Equity Interests” means, with respect to any Person: (a) any partnership interests; (b) any membership interests or units; (c) any shares in the capital of such Person or shares of capital stock; (d) any other interest or participation that confers on a Person phantom equity, equity appreciation rights, the right to receive a share of the profits and losses of, or distribution of assets of, such Person, any other right that is based on the value of an equity security of such Person, or any similar right; (e) any calls, warrants, options or similar rights entitling any Person to purchase or otherwise acquire membership interests or units, shares in the capital of such Person, shares of capital stock, or any other equity securities; or (f) any securities convertible into or exercisable or exchangeable for any of the foregoing.

“Escrow Account” has the meaning set forth in Section 2.03(a)(iii).

“Escrow Agent” means Citibank del Peru S.A.

“Escrow Agreement” means an escrow agreement to be entered into among Buyer, Sellers Representative and the Escrow Agent at or prior to the Closing, in a form to be reasonably agreed among such Parties and the Escrow Agent.

“Escrow Amount” means an amount equal to S/ 185,037,000.

“Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account.

“Excess Transaction Expenses” means (i) an amount (which shall not be less than zero) equal to the difference between the Closing Transaction Expenses and US$10,000,000, plus (ii) the amount, if any, of Discovered Leakage.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means (a) for amounts expressed in U.S. dollars that need to be converted into Peruvian soles pursuant to this Agreement, the average exchange rate “tipo de cambio promedio ponderado compra cotización de oferta y demanda” published by the Peruvian Banking, Insurance and Pension Fund Superintendence (Superintendencia de Banca, Seguros y AFP) on its webpage (http://www.sbs.gob.pe/app/stats/tc-cv.asp) at the close of business on the Business Day that is two (2) Business Days prior to the date of determination; and (b) for amounts expressed in Peruvian soles that need to be converted into U.S. dollars pursuant to this Agreement, the average exchange rate “tipo de cambio promedio ponderado venta cotización de oferta y demanda” published by the Peruvian Banking, Insurance and Pension Fund Superintendence (Superintendencia de Banca, Seguros y AFP) on its webpage (http://www.sbs.gob.pe/app/stats/tc-cv.asp) at the close of business on the Business Day that is two (2) Business Days prior to the date of determination; provided, in each case, that if such publication is not made at the close of business on the Business Day that is two (2) Business Days prior to the date of determination, the “Exchange Rate” shall be the rate published by such entity or publication on the first date thereafter on which such exchange rate is published.

“Excluded Liabilities” means (a) all Liabilities of the Company that are not exclusively resulting from holding the CPAC Shares existing or occurring at or prior to, or arising out of or relating to facts, conditions, circumstances, or events occurring at or prior to, the Closing, including: (i) all Losses arising out of or relating to any Action made by SUNAT in respect of any unpaid Peruvian Tax Payment, an incorrect tax base used for the Peruvian Tax Payment or, in general, any matter related to the payment by Farragut of the Peruvian Tax Payment pursuant to or in connection with the transactions contemplated under this Agreement, (ii) all Liabilities arising out of or relating to the Spin-Off, including any Tax or labor Liability, (iii) all Liabilities arising out of or relating to any outstanding Indebtedness of the Company regardless of whether such Indebtedness relates to the Company’s operations or CPAC (including any Company Financial Indebtedness), and (iv) all Liabilities arising out of or relating to any holders of Equity Interests of the Company (other than the Sellers), except to the extent such Liabilities are the direct result of acts or omissions of Buyer occurring after the Closing Date (other than in connection with the enforcement or protection of any rights and interests of Buyer arising out of or under this Agreement or the Escrow Agreement), (b) any Pre-Closing Taxes, (c) any inaccuracies or omissions in the Consideration Spreadsheet, and (d) any Leakage.

“Existing Bonds” means the (a) 6.68750% Corporate Bonds due 2029 of CPAC, in original principal amount of S/ 260,000,000 and (b) 6.84375% Corporate Bonds due 2034 of CPAC, in original principal amount of S/ 310,000,000.

“Existing Bonds Indenture” means together: (a) the Public Deed of the Master Agreement for the Issuance of Corporate Bonds corresponding to the Second Corporate Bond Program of CPAC (Marco de Emisión de Bonos Corporativos correspondientes al Segundo Programa de Bonos Corporativos), dated as of January 25, 2019, by and between CPAC, in its capacity as issuer, and Scotiabank Peru S.A.A., in its capacity as general representative of the bondholders; (b) the Public Deed of the Indenture corresponding to the First Issuance (Contrato Complementario del Segundo Programa de Bonos Corporativos), dated January 26, 2019; and (c) the Public Deed of the Indenture corresponding to the Second Issuance of Bonds (Contrato Complementario del Segundo Programa de Bonos Corporativos) dated January 26, 2019.

“Existing Loan Agreement” means that certain Public Deed of the Medium Term “Club Deal” Corporate Loan, dated as of November 29, 2021, by and among Banco de Crédito del Perú and Scotiabank Perú S.A.A. in their capacity as lenders, and CPAC, in its capacity as borrower.

“Farragut” has the meaning set forth in the Preamble.

“Final Purchase Price” means an amount equal to (a) the Purchase Price, minus (b) the Company Financial Indebtedness Payoff Amount, minus (c) any Excess Transaction Expenses.

“Financial Statements” means (a) the unaudited consolidated financial statements of CPAC and its Subsidiaries as of September 30, 2025, consisting of the unaudited consolidated balance sheets and the related unaudited consolidated statements of income, retained earnings, stockholders’ equity and cash flows for the periods then ended, (b) the audited consolidated financial statements of CPAC and its Subsidiaries as of December 31, 2024, consisting of the audited consolidated balance sheets and the related audited consolidated statements of income, retained earnings, stockholders’ equity and cash flows for the periods then ended, (c) the unaudited financial statements of the Company as of July 31, 2025 (the “Balance Sheet Date”), consisting of the unaudited balance sheets and the related statements of income, stockholders’ equity and cash flows for the periods then ended and (d) the audited financial statements of the Company as of December 31, 2024, consisting of the audited balance sheets and the related audited statements of income, stockholders’ equity and cash flows for the periods then ended, in each of the foregoing clauses (a), (b), (c) and (d), copies of which have been made available to Buyer in the Data Room.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a fact with respect to the making of any representation or warranty in Article III, Article IV or Article V or in any certificate delivered in connection with this Agreement, made by such party with such party’s actual knowledge of its falsity; provided that “Fraud” shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“Fundamental Representations” means the warranties and representations given by the Sellers in Section 3.01 (Organization, Authority and Qualification of the Company), Section 3.02 (Organization and Authority of the Sellers), Section 3.03 (Enforceability and Authorization), Section 3.04 (Capitalization of the Company), Section 3.05(a)(i) and (ii) (No Conflicts; Consents), Section 3.06 (Title of Shares; Ownership of CPAC Shares), Section 3.07 (No Operations, Assets or Liabilities), Section 3.14 (Brokers), Section 4.01(a) and (d) (Organization, Authority and Qualification), Section 4.03 (Capitalization) and Section 4.18 (Related Party Transactions).

“Garrigues” means the Peruvian legal counsel of the Sellers and the Company.

“General Corporations Act” means the Law 26887 (Ley General de Sociedades) of the Republic of Peru.

“Governmental Approval” has the meaning set forth in Section 7.01(a).

“Governmental Authority” means any federal, state, regional, departmental, local, provincial, municipal or foreign government, regulatory or administrative authority or political subdivision thereof, or any agency, commission, department or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Official” means any official, employee or representative of, or any other person acting in an official capacity for or on behalf of, any Governmental Authority, including any entity owned or controlled by one or more Governmental Authorities, any political party, party official or political candidate, or any public international organization.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, subpoena, verdict, exemption, decision, assessment, determination, or award, in each case, made, issued or entered by or with any Governmental Authority, and in each case, whether preliminary or final.

“Hazardous Materials” means: (a) any material, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, gas or other substance, in each case, whether naturally occurring or manmade, that is hazardous, radioactive, acutely hazardous, toxic, a pollutant, a contaminant or waste, or words of similar import or regulatory effect, under Environmental Laws; and (b) any petroleum or petroleum-derived products, by-products or breakdown products, radon, asbestos in any form, lead or lead-containing materials, radioactive materials, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“Health and Safety Laws” means all Laws relating health and safety in the workplace, including Laws governing compensation for injuries sustained and illnesses suffered in the course and scope of an employee’s employment, including all Permits issued under any provision referred to in this paragraph as well as any conditions of such Permits.

“ICC Rules” has the meaning set forth in Section 10.12(b).

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board (IASB) as in effect on December 31, 2024 in the Republic of Peru.

“Income Tax” means any Tax that is based on, or computed with respect to, net income or earnings (including, for the avoidance of doubt, the Peruvian Income Tax Law enacted by Legislative Decree No. 774), gross income or earnings, capital or, net worth (and any franchise Tax or other Tax in imposed in lieu thereof, but excluding any sales, use, goods and services, real or personal property transfer or other similar Taxes) and any related penalties, additions to Tax or interest.

“Indebtedness” means, without duplication, the following with respect to any Person: all (a) indebtedness for borrowed money, whether secured or unsecured; (b) obligations for the deferred or unpaid purchase price of property, services, goods, assets or securities, including all Tax-related payments, “earn-out” payments, milestone payments, post-closing true-up obligations and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation (excluding trade payables incurred in the ordinary course of business that are not more than sixty (60) days past due); (c) long- or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap, option contracts, future contracts, forward contracts or other hedging or derivative Contract or arrangement; (e) obligations under leases that have been, or should be, capitalized in accordance with IFRS; (f) reimbursement obligations under any letter of credit, banker’s acceptance, performance bond, surety bond, bank guarantee or similar credit transactions; (g) declared and unpaid dividends and applicable withholding Taxes on a jurisdiction-by-jurisdiction basis associated with the declared but unpaid dividends; (h) obligations created or arising under any conditional sale, other title retention Contract or other vendor financing with respect to property or assets acquired by any such Person; (i) any unfunded or underfunding of any retirement, pension, deferred compensation, post-employment benefit plan or other retiree welfare benefit (and the employer portion of any employment-related Taxes related thereto); (j) all unpaid royalties payable by such Person to any other Person (whether accrued or otherwise); (k) guarantees made by any such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (j); (m) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by any such Person, whether or not the obligations secured thereby have been assumed; and (n) any unpaid interest, prepayment penalties, “breakage” costs, premiums, expense reimbursements or similar costs or expenses, if any, that would arise or become due as a result of the satisfaction or prepayment at the applicable time of determination of any of the obligations referred to in the foregoing clauses (a) through (m); provided, however, that “Indebtedness” shall not include any intercompany Indebtedness solely among the Transferred Companies.

“INDECOPI” means National Institute for the Defense of Free Competition and the Protection of Intellectual Property (Instituto Nacional de Defensa de la Competencia y de la Protección de la Propiedad Intelectual) of Peru.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, all patents that may issue on such applications, and all rights therein provided by applicable Law; (b) trademarks; (c) copyrightable works and works of authorship (including software), copyrights, registrations and applications for registration thereof, and all rights therein provided by applicable Law; (d) trade secrets (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supply lists, pricing and cost information, and business and marketing plans and proposals); (e) the right to sue for past infringement of any of the foregoing; and (i) any other intellectual property or similar proprietary rights, including but not limited to know-how, inventions, computer programs, internet domain names, social media accounts, any application and registration for any and all of the foregoing.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority.

“Leakage” means all Losses that the Transferred Entities, suffer, incur or otherwise become subject to (or have suffered, incurred or otherwise become subject to), during the Locked Box Period, arising out of, resulting from or relating to (a) any breach or default of any covenant, agreement or obligation set forth in clauses (d), (e), (q) or (u) (in respect of the aforementioned clauses (d), (e) and (q) only) of Section 6.01, (b) any action taken during the Locked Box Period by any Transferred Entity with respect to clauses (d), (e), (q) and (u) (in respect of the aforementioned clauses (d), (e) and (q) only) of Section 6.01 that, if taken after the date hereof without Buyer’s consent, would constitute a breach or default under clauses (d), (e), (q) or (u) (in respect of the aforementioned clauses (d), (e) and (q) only) of Section 6.01, (c) any Transaction Expenses in excess of US$10,000,000 individually or in the aggregate not deducted from the Purchase Price at Closing, or (d) the payment or incurrence by any Transferred Entity of any Tax as a result of any of the matters referred to in clauses (a), (b), and (c) above; provided that Leakage shall exclude the items set forth on Section 1.01(d) of the Disclosure Schedules in the amounts specifically set forth therein. For the avoidance of doubt, payments solely among members of the Target Company Group shall not constitute Leakage.

“Leased Real Property” means the leasehold or subleasehold interests (either as sublandlord or subtenant) and any other licenses or rights to use or occupy any land, buildings, structures, plants, improvements, fixtures or other interests in real property held by member of the Target Company Group or used in connection with the operation of its business under the Real Property Leases.

“Liabilities” means any debts, liabilities, commitments, losses, deficiencies, claims, damages, demands, costs, fees, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matures or unmatured, in-or off-balance sheet, including those arising under any Contract, Law or any Action.

“Locked Box Date” means July 31, 2025.

“Locked Box Period” means the period from (but excluding) the Locked Box Date to (and including) the Closing Date.

“Lookback Date” means December 31, 2023.

“Losses” means any Liabilities (including reasonable attorney’s fees and expenses and fees and expenses of other experts), penalties, interest, Taxes, fines, judgments, awards or settlements that are imposed upon or otherwise incurred or suffered by such Person.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or Liabilities of the Target Company Group, taken as a whole, or (b) the ability of the Sellers to consummate the transactions contemplated hereby; provided, however, that, with respect to clause (a) of this definition only, “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Target Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action expressly required by this Agreement (other than Section 6.01) or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes after the date of this Agreement in Laws or accounting rules (including IFRS), in each case, of general applicability; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with the Company (provided, that this clause (vii) shall not apply with respect to any representation or warranty explicitly addressing the consequences of the execution, announcement, pendency or completion of this Agreement or the transactions contemplated by this Agreement or with respect to the conditions to Closing contained in Section 7.03, to the extent it relates to such representations or warranties); (viii) any acts of God or similar force majeure event; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that any underlying causes or facts giving rise or contributing to such failures (subject to the other provisions of this definition) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, further, that the matters described in clauses (i), (ii), (iii), (iv), (vi), (viii) or (ix) shall be included and be taken into account to the extent such matters have had or would reasonably be expected to have, individually or in the aggregate, a disproportionate impact on the Target Company Group, taken as a whole, relative to other Persons in the industry in which the Target Company Group operates.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Merger Control Law” means (a) the Peruvian Law 31112, and (b) the applicable INDECOPI guidelines.

“Material Real Property Leases” means each Real Property Lease (a) (i) having an unexpired term of more than one (1) year and (ii) requiring an annual payment in excess of S/15,000,000, or (b) that is material to the operations of the Target Company Group as a whole.

“Mineral Rights” has the meaning set forth in Section 1.01(a).

“NYSE” means The New York Stock Exchange.

“Owned Real Property” has the meaning set forth in Section 4.14(a)(i).

“Permitted Encumbrances” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which any member of the Target Company Group is not otherwise subject to civil or criminal Liability due to its existence: (a) Liens for Taxes not yet due and payable for which adequate reserves have been maintained in accordance with IFRS; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens incurred in the ordinary course of business consistent with past practice securing obligations (i) as to which there is no declared default on the part of any member of the Target Company Group or the validity or amount of which is being contested in good faith by appropriate proceedings conducted in a reasonably diligent manner and for which adequate reserves are maintained on the books of such member of the Target Company Group, (ii) which are not overdue for a period of more than thirty (30) days and (iii) are not in excess of S/1,500,000, individually or in the aggregate; and (c) with respect to the Leased Real Property, (i) statutory, common law and contractual landlord’s liens under any Real Property Lease and (ii) customary utility easements, rights-of-way, recorded building or use restrictions and minor imperfections or irregularities of title to the Leased Real Property that (A) were not incurred in connection with any Indebtedness and (B) do not, individually or in the aggregate, materially interfere with the use or occupancy of the Leased Real Property.

“Permits” means all permits, licenses, franchises, certificates, registrations, clearances, approvals, authorizations, and consents obtained, or required to be obtained, from, or filings with, any Governmental Authorities.

“Person” means an individual, corporation, partnership (general or limited), joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity or organization.

“Peruvian Tax Basis Certificate” means the Certificado de Recuperación de Capital Invertido to be issued by SUNAT to certify the Farragut tax basis in the Company.

“Peruvian Tax Payment” has the meaning set forth in Section 2.06(c).

“Pledge Agreement” means the Public Deed of the amendment and restatement share pledge agreement (modificación integral del contrato de garantía mobiliaria) over the CPAC Shares entered into on July 13, 2021, as amended on September 9, 2021, by and among the Company, as grantor, and Banco de Crédito del Perú, as secured party, with the intervention of Credicorp Capital Sociedad Agente de Bolsa S.A., as enforcement representative.

“Post-Closing Tax Period” means any taxable period (or a portion thereof in the case of a Straddle Period) beginning after the Closing Date.

“Pre-Closing Returns” has the meaning set forth in Section 6.12(a).

“Pre-Closing Tax Period” means a taxable year ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date, determined in accordance with Section 6.12(d).

“Pre-Closing Taxes” means any and all Taxes imposed on or with respect to the Company, or the assets, business, operations or activities of the Company, as applicable, for any Pre-Closing Tax Period, determined in accordance with Section 6.12(d); provided, however, that Pre-Closing Taxes shall exclude Taxes to the extent such Taxes arise as a result of any breach by Buyer of the covenants set forth in Section 6.12(j).

“Privileged Communications” has the meaning set forth in Section 10.15(b).

“Pro Rata Share” means, with respect to any Seller, such Person’s percentage as set out in the Consideration Spreadsheet.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” has the meaning set forth in Section 4.14(a)(i).

“Real Property Leases” means the leases, subleases, ground leases, concessions or other agreements, including all amendments, extensions, supplements, modifications renewals or other agreements with respect thereto, under which any member of the Target Company Group uses or occupies or has the right to use or occupy any real property.

“Related Party” means, with respect to a Person, such Person and any of its former (within the past three (3) years from the date of determination), current and future Affiliates, and each of their respective former (within the past three (3) years from the date of determination), current and future direct or indirect Affiliates, “principals,” general or limited partners, holders of Equity Interests, directors, officers, members, managers, employees, agents, assignees, controlling Persons; provided that in the case of any Seller or any Transferred Entity, the term “Related Party” shall also include any Relative or any Associate of any Seller (other than the Target Company Group).

“Relative” of a Person means such Person’s spouse or domestic partner, such Person’s parents, sisters, brothers, children or other members of such Person’s household and the spouses and domestic partners of the foregoing.

“Representative” means, with respect to any Person, any and all directors, officers (or similar authorized appointments with different names), employees, counsel and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.01(c).

“Restricted Period” has the meaning set forth in Section 6.18(a).

“Sanctioned Person” means any Person or vessel (a) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, the EU Consolidated List, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury, the UK Sanctions List maintained by the UK Foreign, Commonwealth and Development Office, or on any list of targeted persons issued under Sanctions, (b) that is, or is part of, a government of a Sanctioned Territory, (c) owned or controlled by, or acting on behalf of, any of the foregoing, (d) located within or operating from a Sanctioned Territory, or (e) otherwise targeted under any Sanctions.

“Sanctioned Territory” means any country or other territory targeted by a general export, import, financial or investment embargo under Sanctions, which countries and territories, as of the date of this Agreement, include Cuba, Iran, North Korea, Syria, the Crimea region and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine.

“Sanctions” means any economic or financial sanctions or export controls imposed, administered or enforced by: (a) the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. State Department, the U.S. Commerce Department, or any other governmental agency of the U.S. government; (b) the United Nations; (c) the European Union or any member state thereof; (d) the United Kingdom; (e) Switzerland; or (f) any other country or territory with applicable sanctions regulations.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.06(c).

“Schedule 13G-A” means the Schedule 13G, as amended by Amendment number 2, filed by or on behalf of the Company with the SEC on March 1, 2017.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“SEC Reports” has the meaning set forth in Section 4.06(c).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of Peru and the United States, including the Consolidated Text of the Securities Market Law, which was approved by Supreme Decree No. 020-2023-EF, as well as those established in its corresponding regulations approved by SMV Resolution No. 029-2018-SMV-01, the Securities Act, the Exchange Act, the listing rules of, or any listing agreement with, NYSE and any other applicable Law regulating securities or takeover matters.

“Sellers” has the meaning set forth in the preamble.

“Seller Controlled Tax Controversy” has the meaning set forth in Section 6.12(g).

“Seller Group” has the meaning set forth in Section 10.15(a)(i).

“Seller Group Law Firms” has the meaning set forth in Section 10.15(a)(i).

“Seller Released Claims” has the meaning set forth in Section 6.14(a).

“Seller Released Parties” has the meaning set forth in Section 6.14(a).

“Seller Releasing Parties” has the meaning set forth in Section 6.14(b).

“Sellers’ Knowledge” or similar terms used in this Agreement means the actual knowledge of any of Humberto Nadal, Javier Durand Planas, or Manuel Ferreyros.

“Sellers Representative” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Sol or S/” means the lawful currency of Peru.

“Spin-Off” has the meaning set forth in Section 3.07(b).

“Spin-Off Date” means February 1, 2025.

“Specified Election” has the meaning set forth in Section 2.06(d)(i)(B).

“Straddle Period” has the meaning set forth in Section 6.12(d).

“Subsequent Tender Offer” means the subsequent public tender offer (Oferta Pública de Adquisición posterior - OPA posterior) that the Buyer is obligated to carry out after Closing in connection with the transactions contemplated hereby, in accordance with the Securities Laws.

“Subsidiaries” means, with respect to any Person, any other Person of which (a) such first Person (either alone or through or together with any other Subsidiary) own or controls directly or indirectly or has the power to vote more than fifty percent (50%) of the outstanding capital stock or other Equity Interests having ordinary voting power for the election of directors or other Persons performing similar functions thereof, (b) such first Person is a general partner, managing member or managing director, or (c) such first Person is otherwise able to direct the management or policies of such entity, whether through ownership of securities, by contract or otherwise.

“SMV” means the Superintendence of Capital Markets (Superintendencia de Mercado de Valores) of the Republic of Peru.

“SUNAT” means the Peruvian tax Governmental Authority (Superintendencia Nacional de Aduanas y de Administración Tributaria).

“Target Company Group” means CPAC and each of its Subsidiaries.

“Target Company Group Public Documents” means the reports, schedules, statements, prospectuses and other documents filed or furnished (as applicable) by the Target Company Group with the SEC or the SMV and publicly available at least five (5) Business Days prior to the date of this Agreement since the Lookback Date.

“Tax Authority” means any Governmental Authority (or any board, bureau, body, department or authority thereof) having jurisdiction with respect to any Tax, including for the avoidance of doubt, SUNAT.

“Tax Controversy” has the meaning set forth in Section 6.12(e).

“Tax Representations” means the representations and warranties contained in Sections 3.10 (Taxes).

“Tax Return” means any return, declaration, report, form, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any agreement the primary purpose of which is the allocation or sharing of Tax liabilities or benefits.

“Taxes” means all national, federal, state, municipal, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, capital gains, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Top Customer” has the meaning set forth in Section 4.15(a).

“Top Distributor” has the meaning set forth in Section 4.15(b).

“Transaction Expenses” means, to the extent (x) paid during the Locked Box Period, or (y) incurred or payable and not paid prior to the Closing Date, all fees, costs, expenses, payments, expenditures or Liabilities (whether or not yet invoiced and including those that will become payable after Closing with respect to services performed or actions taken at or prior to the Closing Date), by or on behalf of a Seller or a Transferred Entity (including, if applicable, fees and expenses of Sellers which any Transferred Entity has agreed to pay or is otherwise liable for) in connection with any of the transactions contemplated by this Agreement, including: (a) all brokers’, finders’ or investment bankers’ fees in connection with the negotiation, preparation or execution of this Agreement or the consummation of the transactions contemplated hereby or the process resulting in such transactions (including in connection with any extraordinary transaction that was a contemplated alternative to the transactions contemplated by this Agreement); (b) all fees and expenses of legal counsel or other professional advisors in connection with the negotiation, preparation or execution of this Agreement or the consummation of the transactions contemplated hereby; (c) all transaction, change in control, retention and stay bonuses and severance payments (and, in each case, the employer portion of any employment-related Taxes related thereto), in each case, payable by a Transferred Entity (prior to, on or following the Closing Date) to any current or former director, officer, employee or individual independent contractor of any Transferred Entity solely as a result of the consummation of the transactions contemplated hereby; (d) all fees, costs and expenses arising out of or relating to the Lender Consents; (e) all fees, costs and expenses arising out of or relating to any notice required under the Existing Bonds Indenture referred to in Section 6.19(a) and Section 6.19(c) (including any consent fees and the fees and expenses of the solicitation agent and any legal counsel or other professional advisors in connection therewith); (f) all costs and expense incurred in connection with obtaining the “tail” policy pursuant to Section 6.04(b); and (g) all Taxes arising from the payment of any amounts described in clauses (a) through (f) inclusive (including, for the avoidance of doubt, any withholding tax on a deemed dividend arising from a payment by a Transferred Entity for or on behalf of a Seller, but not including sales or similar taxes that the Target Company Group would recover in accordance with applicable Law, or for which it would receive in accordance with applicable Law a credit, in the ordinary course of business), it being agreed and understood that all other fees, costs, payments, fines, Taxes, expenses in connection with the matters set forth on Section 1.01(c) of the Disclosure Schedules shall constitute Transaction Expenses (other than sales or similar taxes that the Target Company Group would recover in accordance with applicable Law, or for which it would receive in accordance with applicable Law a credit, in the ordinary course of business).

“Transaction Tax Deductions” has the meaning set forth in Section 6.12(d).

“Transfer Tax” means all transfer, documentary, stamp, registration, or similar Taxes and fees, including any additions to Tax and interest thereon, but shall not include Income Taxes or any other Tax measured by gain actually or deemed realized on a sale of the Shares (including for the avoidance of doubt, the Peruvian Income Tax Law enacted by Legislative Decree No.774).

“Transferred Companies” has the meaning set forth in the recitals.

“Transferred Entity” means each Transferred Company and each of its Subsidiaries.

“Usufruct Agreement” means the Grant of Usufruct dated December 20, 2023 and its amendment dated January 10, 2025 entered into by and between Farragut and EHB, whereby Farragut granted an usufruct right over the shares it owns in the Company in favor of EHB.

“Valuation Report” means a report evidencing that the Final Purchase Price is not less than the fair market value assessed in accordance with the rules set forth in the Peruvian Income Tax Law enacted by Legislative Decree No.774.

Article II
Purchase and sale

Section 2.01         Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer and deliver to Buyer (or its designated Affiliate), free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable Securities Laws), and Buyer (or its designated Affiliate) shall purchase and acquire from each such Seller, all of such Seller’s right, title and interest in and to all the Shares held by each such Seller for the consideration specified in Section 2.02.

Section 2.02        Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Shares shall be S/1,850,370,000 (the “Purchase Price”), which shall be allocated between the Sellers pursuant to their respective Pro Rata Share as set forth in the Consideration Spreadsheet.

Section 2.03          Transactions to be Effected at the Closing.

(a)            At the Closing, Buyer shall:

(i)            deliver to Sellers:

(A)             an amount equal to (1) the Final Purchase Price, minus (2) the Escrow Amount, minus (3) in the case of Farragut, the Peruvian Tax Payment, in each case, by wire transfer of immediately available funds to the accounts designated for each Seller on the Consideration Spreadsheet, with each Seller receiving such Seller’s Pro Rata Share of such amount; and

(B)              the agreements, documents, instruments, or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement;

(ii)           pay, on behalf of the Company, an amount equal to the Company Financial Indebtedness Payoff Amount, by wire transfer of immediately available funds to the accounts specified in the Company Financial Indebtedness Debt Payoff Letters; provided that Buyer may use loans put in place immediately prior to Closing to effectuate the payoff of the Company Financial Indebtedness Payoff Amount; and

(iii)          pay to the Escrow Agent, in accordance with the Escrow Agreement, the Escrow Amount by wire transfer in immediately available funds, which amount shall be deposited into an escrow account (the “Escrow Account”) on Sellers’ behalf, which shall be established pursuant to the Escrow Agreement, as security for Sellers’ indemnification obligations pursuant to this Agreement.

(b)           At the Closing, Sellers, Sellers Representative and the Company shall deliver (or cause to be delivered) to Buyer:

(i)             the new stock certificate evidencing the Shares in the name of Buyer in form and substance reasonably acceptable to Buyer;

(ii)           EHB shall deliver an invoice (factura) for the payment of the Final Purchase Price; and

(iii)          the agreements, documents, instruments, or certificates required to be delivered by the Company and Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04          Closing. The consummation of the purchase and sale of the Shares and the other transactions contemplated hereby (the “Closing”) shall take place: (a) at a closing to be held at 10:00 a.m., Lima, Peru, time on the seventh (7th) Business Day after the last of the conditions to Closing set forth in Article VII have been satisfied or waived in writing by the party so entitled to waive (other than those conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) (i) remotely by exchange of documents and signatures (or their electronic counterparts), or (ii) at the offices of Garrigues, Av. Víctor Andrés Belaúnde, 332 (Oficina 701) San Isidro - Lima (Perú); or (b) at such other time or on such other date or at such other place as the Sellers Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05          Consideration Spreadsheet.

(a)            At least five (5) Business Days before the Closing, the Sellers shall prepare and deliver to Buyer a spreadsheet and a flow of funds memorandum (collectively, the “Consideration Spreadsheet”), which shall set forth in accordance with this Agreement (including Section 2.03), as of the Closing Date, the following:

(i)             the name of each Seller, and the number of Shares held by such Seller, and such Seller’s Pro Rata Share;

(ii)            a flow of funds memorandum that documents all the payments to be made in connection with the Closing (including in respect of the Shares, the Company Financial Indebtedness, the Escrow Amount, the Peruvian Tax Payment and any payments of expenses (including any Transaction Expenses) to be made in connection with the Closing);

(iii)          wire instructions and bank account information for each Seller and each other payee specified in the Consideration Spreadsheet; and

(iv)          other information reasonably requested by Buyer.

(b)           Each Seller hereby agrees (i) to be bound by the Consideration Spreadsheet and the payments allocated to each Seller pursuant thereto, and (ii) that (A) Buyer shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II, and (B) Buyer shall not be responsible for any calculations or determinations regarding such calculations in such Consideration Spreadsheet.

(c)           At least five (5) Business Days before the Closing, the Sellers shall deliver or cause to be delivered to Buyer a certificate duly executed on behalf of the Target Company Group by the chief executive officer of the Target Company Group containing a reasonably detailed list of each Transaction Expense paid to such date by any Target Company Group and each item of Discovered Leakage, together with reasonable supporting documentation. At any time prior to the Closing, Sellers shall provide Buyer and its Representatives with reasonable access to all books, records, work papers and other information reasonably requested by Buyer to aid on its review of the Consideration Spreadsheet, any Transaction Expenses and any item of Discovered Leakage and shall make available its Representatives to Buyer to discuss in good faith and answer any questions by Buyer or its Representatives in respect of the Consideration Spreadsheet and any Transaction Expenses; provided that such access shall be during normal business hours and in a manner that does not unreasonably interfere with the normal business operations of CPAC and its Subsidiaries.

Section 2.06          Withholding.

(a)            Subject to clauses (b) through (d), which shall take precedence to the extent applicable, Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law relating to Taxes and such amounts deducted or withheld and paid over to the relevant Tax Authority shall be deemed paid to Sellers. Buyer shall provide Sellers with written notice of its intent to withhold at least five (5) days prior to the Closing with a reasonably detailed written explanation substantiating the requirement to deduct or withhold, and the parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by Law; provided, that in the event the parties are unable to agree that such withholding can be reduced or eliminated, the Buyer shall be entitled to deduct and withhold based on its good faith determination of applicable Law, and will cooperate with Sellers in obtaining any refund that Sellers may seek of the amount so deducted or withheld.

(b)            EHB shall pay the capital gains Tax, if any, and any advances thereof arising from the transaction contemplated herein within the timelines set forth in the applicable Law.

(c)            Payment of the Final Purchase Price to Farragut shall be subject to capital gain Taxes, which shall be paid directly by the Company, which amount shall be calculated and paid in accordance with this Section 2.06 (the “Peruvian Tax Payment”).

(d)           The parties hereto shall act according to the following on the Closing Date:

(i)             At least three (3) Business Day before the Closing Date, the parties hereto shall calculate the Peruvian Tax Payment according to the following:

(A)             For the calculation of the capital gains Tax payable by Farragut as a result of the transaction contemplated herein, the parties hereto shall apply the following formula to the Final Purchase Price: Amount to be withheld in respect of capital gains Taxes under applicable Law = 1. the higher of: (i) the Final Purchase Price payable to Farragut or (ii) the applicable market value determined in the Valuation Report, minus, 2. the Recognized Cost (Costo Computable), multiplied by 3. thirty percent (30%). Due to confidentiality concerns, Farragut has not been able to commission the preparation of the Valuation Report prior to the execution of this Agreement. Farragut acknowledges that it intends to do so as promptly as possible after the date hereof. If for any reason Farragut is unable to obtain the Valuation Report prior to the Closing Date, the formula shall be applied solely for purposes of calculating the Peruvian Tax Payment, considering as the higher value the Final Purchase Price payable to Farragut. For the avoidance of doubt, such calculation shall in no event be construed as the Buyer’s consent to performing the calculation in such manner, and it is further clarified that any Losses arising from any unpaid or omitted tax or from an incorrect tax base shall be assumed jointly by the Sellers as an Excluded Liability in accordance with Section 8.02(c).

(B)              The parties hereto recognize that Farragut has decided not to obtain a Peruvian Tax Basis Certificate. In that regard, the “Recognized Cost (Costo Computable)” shall mean zero (the “Specified Election”).

(ii)           Subsequently, on the Closing Date, the Buyer shall pay to Farragut its Pro Rata Share of the Final Purchase Price deducting the Peruvian Tax Payment. For that purpose, within the ten (10) Business Days (only as the definition of such term relates to Lima, Peru) following the Closing, Buyer shall or shall cause the Company to, pay the Peruvian Tax Payment on behalf of Farragut to SUNAT, and provide to Farragut, the original (formulario físico) Form 1673 and the voucher duly stamped by any bank, which is authorized to receive the payment of capital gains Tax on behalf of SUNAT, evidencing payment of the Peruvian Tax Payment.

Article III
Representations and Warranties Relating to Sellers and the Company

Except as set forth in the Disclosure Schedules, the Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01          Organization, Authority and Qualification of the Company.

(a)            The Company is a corporation (sociedad anónima) duly organized, validly existing and in good standing (or the equivalent concept in its jurisdiction of formation or incorporation) under the Laws of Peru and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently owned or conducted and as currently contemplated to be owned or conducted.

(b)            Prior to the date hereof, the Company has made available to Buyer true, complete and correct copies of the organizational documents of the Company as in effect on the date hereof and such organizational documents are in full force and effect, and the Company is not in violation of any provisions of such documents.

Section 3.02          Organization and Authority of the Sellers and Sellers Representative.

(a)            Farragut is a legal entity duly formed, validly existing and in good standing (or the equivalent concept in its jurisdiction of formation or incorporation) under the Laws of the Cayman Islands, is not tax resident in Peru or in any jurisdiction outside the Cayman Islands, and has all necessary power and authority to enter into and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and all necessary Permits to own the Shares. The execution and delivery of this Agreement by Farragut, the performance by Farragut of its obligations hereunder, and the consummation by Farragut of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Farragut are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b)            EHB (i) is a tax resident of the Republic of Peru, and (ii) has all the necessary legal capacity and authority to enter into and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(c)            Sellers Representative has the necessary legal capacity and authority to execute and deliver this Agreement and, upon its execution on the Closing Date, shall have the necessary legal capacity and authority to execute and deliver the Escrow Agreement, to perform its obligations hereunder and, upon its execution on the Closing Date, under the Escrow Agreement and to consummate the transactions contemplated hereby and, upon its execution on the Closing Date, by the Escrow Agreement. At the Closing, upon Sellers Representative due and valid execution and delivery of the Escrow Agreement and, assuming due authorization, execution and delivery by the other parties thereto, the Escrow Agreement will constitute a legal, valid and binding obligation of Sellers Representative, enforceable against Sellers Representative in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.03        Enforceability; and Authorization. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.04          Capitalization of the Company. Except as set forth on Section 3.04 of the Disclosure Schedules:

(a)             The authorized capital stock of the Company consists of 264,623,270 shares of common stock (“Common Stock”) of which 264,623,270 shares are issued and outstanding. There are no shares of capital stock or any other Equity Interest held in the Company’s treasury. Except for the Shares, there are no other shares of Common Stock or other Equity Interests of the Company issued, reserved for issuance or outstanding. The Shares constitute all of the issued and outstanding shares of Common Stock of the Company.

(b)            There are no (i) outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements, call, put or other or commitments of any character relating to any shares of Common Stock of, or any other Equity Interest in, the Company or obligating the Company to issue, sell, purchase, return, redeem or otherwise acquire any shares of Common Stock of, or any other Equity Interest in, the Company, (ii) voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to dividend rights or the voting or transfer of any shares of Common Stock of, or any other Equity Interest in, the Company or (iii) outstanding or authorized restricted shares, stock appreciation, phantom stock, profit participation, contingent value or similar securities or rights or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interest of, or other securities or ownership interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests in any Person, or to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, return capital to, or make any payment to, any Person.

(c)           All of the Shares (i) have been duly authorized and validly issued in accordance with applicable Law and are fully paid and non-assessable, (ii) were not issued or transferred in violation of and are not subject to any purchase option, call option, transfer restriction, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s organizational documents or the requirements set forth in any Contract to which the Company is a party or otherwise bound by; and (iii) were issued free and clear of all Encumbrances.

(d)            The Consideration Spreadsheet is in all respects consistent with, and determined in accordance with, the applicable provisions of the organizational documents of the Company.

(e)            No bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.

(f)             Other than the Schedule 13G-A, the Company is not, and has never been, required to file any forms, schedules, reports, statements or comment letter responses with the SEC. The Schedule 13G-A (i) as of its filing or effective date, as applicable, (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), complied, in each case, in all material respects, with the applicable requirements of the applicable Securities Laws or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, each as in effect on the date that such Schedule 13G-A was filed or became effective and (ii) except to the extent amended or superseded by a subsequent filing made prior to the date hereof, did not, at the time it was filed or became effective, as applicable, or, if amended, as of the date of such amendment (or with respect to the Schedule 13G-A filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to the Schedule 13G-A. To the Sellers’ Knowledge, as of the date hereof, the Schedule 13G-A is not the subject of ongoing SEC review or outstanding SEC investigations.

Section 3.05          No Conflicts; Consents.

(a)            The execution, delivery and performance by such Seller of this Agreement, and the consummation of such Seller of the transactions contemplated hereby, do not and will not: (i) in the case of Farragut, conflict with, violate or result in a violation or breach of any provision of the charter, by-laws or other organizational documents of Farragut; (ii) result in a material violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (iii) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, violate, or result in a breach of, constitute (with or without notice or lapse of time or both) a default under, or result in the acceleration, termination, cancellation or modification of, create (with or without notice or lapse of time or both) in any third Person thereto the right to accelerate, terminate, modify or cancel any right or obligation or require any consent or notice under any Contract to which such Seller is a party, except for such conflicts, violations, breaches, defaults, accelerations, terminations, cancellations, modifications or consents as would not, individually or in the aggregate, reasonably be expected to be material to the Company; or (iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of such Seller or the Company except for such Encumbrances as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b)            No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is or will be required by or with respect to such Seller in connection with the execution, delivery or performance by such Seller of this Agreement and the consummation of such Seller of the transactions contemplated hereby, except for such filings as may be required to be made by the Buyer under the Merger Control Law, and except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings or notices would not, individually or in the aggregate, reasonably be expected to prevent, hinder or materially delay such Seller from performing its obligations under this Agreement or prevent, hinder or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.06           Title of Shares; Ownership of CPAC Shares.

(a)             Such Seller has good, valid and marketable title to, and is the sole record and beneficial owner of, all the Shares set forth opposite such Seller’s name on Section 3.06(a) of the Disclosure Schedules, free and clear of all Encumbrances, other than restrictions on transfer imposed by applicable Securities Laws and those Encumbrances set forth in Section 3.06(a) of the Disclosure Schedules, and will transfer and deliver to Buyer at the Closing good, valid and marketable title to such Shares, free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable Securities Laws). EHB holds his Shares as a marital community property. The Shares constitute and will constitute at the Closing all of the Equity Interests in the Company over which any voting or dispositive power is held directly or indirectly by such Seller. Such Seller has the sole right to vote or direct the voting, as applicable, of all Shares owned by such Seller, in its sole discretion, on any matter submitted to a vote of the shareholders of the Company. Other than this Agreement, no Seller is a party to (i) any option, warrant, purchase right or other Contract that requires such Seller to sell, acquire, transfer or otherwise dispose of any Shares, or that gives any other Person any rights with respect to the Shares owned by such Seller or (ii) any voting trusts, shareholder agreements, proxies, voting agreements or other Contracts, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

(b)            The Company has, and will have immediately following the consummation of the Closing, good, valid and marketable title to, and is the sole record and beneficial owner of, all the CPAC Shares. Except for a pledge over the CPAC Shares securing the Company Financial Indebtedness that will be released in full at or prior to Closing, the CPAC Shares are free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable Securities Laws). The CPAC Shares constitute and will constitute at the Closing all of the Equity Interests in CPAC over which any voting or dispositive power is held directly or indirectly by any Seller or the Company. The Company has the sole right to vote or direct the voting, as applicable, of all CPAC Shares owned by the Company, in its sole discretion, on any matter submitted to a vote of the shareholders of CPAC. Neither the Company nor any Seller is a party to (i) any option, warrant, purchase right or other Contract that requires the Company or such Seller to sell, acquire, transfer or otherwise dispose of any CPAC Shares, or that gives any other Person any rights with respect to the CPAC Shares owned by the Company or (ii) any voting trusts, shareholder agreements, proxies, voting agreements or other similar Contracts, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the CPAC Shares.

Section 3.07          No Operations, Assets or Liabilities.

(a)            Since the Spin-Off Date and except as set forth in Section 3.07 of the Disclosure Schedules, the Company has not had and does not have (i) any operations or employees, other than holding the CPAC Shares, (ii) any assets, properties, Contracts with any Person (including any Seller or any Affiliate thereof or any of their respective Representatives or (to the Sellers’ Knowledge with respect to any such individuals) any of the Relatives or Associates of the foregoing or any director or officer (or similar authorized appointments with different names) of a member of the Target Company Group)), rights or Equity Interests (or any ownership or voting interest in any Person) of any kind, whether tangible or intangible, beneficially or of record, directly or indirectly, real or personal, other than the CPAC Shares, (iii) any Liabilities of any nature whatsoever, whether accrued, contingent or otherwise, other than those incident to its formation, or (iv) any outstanding Indebtedness (other than the Company Financial Indebtedness).

(b)            The Sellers have effected a spin-off of the Company (the “Spin-Off”), with an effective date of February 1, 2025, pursuant to which a business unit consisting of a block of assets and liabilities was transferred to HCIG S.A. Such Spin-Off was effected without the Company providing any representations, warranties or indemnifications.

Section 3.08          Legal Proceedings; Governmental Orders.

(a)            Except as set forth in Section 3.08(a) of the Disclosure Schedules, there are no, and since the Lookback Date there have not been any, Actions or Governmental Orders by or against the Company or such Seller pending or, to the Sellers’ Knowledge, threatened against or affecting the Company’s or such Seller’s properties or assets, in each case, that (i) relates or related to such Seller’s Shares or the Company’s CPAC Shares or the Company, (ii) would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement, or (iii) challenge or seek to prevent, enjoin, or otherwise would reasonably be expected to prevent, hinder or materially delay the transactions contemplated by this Agreement.

(b)            There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets (including the CPAC Shares) and no governmental, administrative, regulatory or other investigation or inquiry concerning the Company or any of its properties or assets (including the CPAC Shares) is in progress or pending and, to Sellers’ Knowledge, there are no events, facts or circumstances likely to result in any such investigation or inquiry.

Section 3.09          Compliance With Laws. The Company is, and since the Lookback Date has been, in compliance in all material respects with all Laws and Permits applicable to it or its business, properties or assets (including the CPAC Shares), and since the Lookback Date, the Company has not received any written or, to the Sellers’ Knowledge, other notice of any claims or charges that are pending against the Company with respect to any material violation of any Law. No investigation by any Governmental Authority regarding a material violation of any applicable Law is pending or, to the Sellers’ Knowledge, threatened against the Company or any of its properties or assets (including the CPAC Shares).

Section 3.10          Taxes.

Except as set forth in Section 3.10 of the Disclosure Schedules:

(a)           The Company has filed (taking into account any valid extensions) all Income Tax and other material Tax Returns required to be filed by the Company. Such Tax Returns are true, complete, and correct in all material respects. The Company is not currently the beneficiary of any valid extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Income Tax and other material Taxes due and owing by the Company have been duly and timely paid in full or accrued and reserved for on the books of the Company to the extent required by IFRS.

(b)            No extensions or waivers of statutes of limitations have been given or requested with respect to any Income Tax or other material Taxes of the Company.

(c)            There are no ongoing Actions by any Tax Authority against the Company, nor any such Action commenced nor, to the Sellers’ Knowledge, threatened in writing by any Tax Authority. The Company has not received any written notice of commencement of any Action by any Tax Authority that has not been resolved and closed. Each assessment or deficiency resulting from any completed audit or examination relating to Taxes by any Tax Authority has been timely paid or is being contested in good faith and has been reserved for on the books of the Company to the extent required by IFRS.

(d)           The Company will not be required to include any material item of income or gain in, or exclude any material item of deduction, expense or loss from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in or improper use of a method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) any binding agreement with any Tax Authority entered into on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(e)            The Company has not received or applied for, and is not currently seeking to receive or apply for, any Tax ruling or other binding agreement with any Tax Authority that would be binding upon the Company after the date hereof.

(f)            All records, invoices and other information in relation to Taxes that meet all legal requirements and enable the Tax liabilities of the Company to be calculated accurately in all material respects which the Company is required to keep in their possession or under their control and all documentation which the Company is required by Law to maintain for Tax purposes or which would be needed to substantiate, evidence or support any material claim made or material position taken in relation to Tax have been duly kept.

(g)           The Company is not, and has not been, a party to or otherwise bound by any Tax Sharing Agreement, Tax indemnity obligation, or similar contract relating to Taxes (including any advance pricing agreement, closing agreement, or other agreement with any Tax Authority).

(h)            The Company has timely withheld and paid to the appropriate Tax Authorities all material Taxes required to be withheld and paid under applicable Law, and the Company has complied in all material respects with all applicable information reporting and backup withholding requirements in respect thereof.

(i)             The Company has, at all times since its incorporation, been tax resident solely in its jurisdiction of incorporation and has not been, nor is it currently, treated for any Tax purpose as resident or dual resident in any other jurisdiction. The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise maintain an office or other fixed place of business in a jurisdiction other than its jurisdiction of incorporation. To Sellers’ Knowledge, no written claim has been made by any Tax Authority since the Lookback Date or, to Sellers’ Knowledge prior to the Lookback Date, in each case, in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to taxation in that jurisdiction.

(j)             The Company has no liability for Taxes of any other Person by operation of any applicable Tax Law, or as a transferee or successor under applicable Law.

(k)            The Company has not been registered for VAT purposes (or for the purpose of any equivalent sales or similar Tax) in any country other than its jurisdiction of incorporation.

(l)             All material transactions entered into by the Company have been made in accordance with arm’s length principles and are in compliance in all material respects with all applicable provisions of applicable Tax Law regarding transfer pricing. The Company has properly and in a timely manner documented its transfer pricing methodologies in material compliance with all applicable Tax Law. No notice, enquiry or material adjustment has been made by a Tax Authority in connection with any such transaction or arrangements.

(m)          The Company has not been involved in any transaction or series of transactions which could be re-characterized or treated as unenforceable for Tax purposes, or any transaction that produced a loss for Tax purposes with no corresponding commercial or economic loss.

Section 3.11          Solvency. None of the Sellers or the Company is insolvent or has (a) proposed, requested or entered into an arrangement with any of its creditors generally; or (b) been subject to or is currently subject to a bankruptcy petition or other moratorium Action filed by or against such Seller or the Company (or any other similar Action filed by or against such Seller or the Company or related to the Company’s or such Seller’s assets or properties). The Company is not in an irregular situation under the provisions of the General Corporations Act, has not adopted any corporate resolutions to dissolve or liquidate itself, and it is not subject to any cause for dissolution or liquidation under the General Corporations Act.

Section 3.12         Books and Records. The books and records (including the books of account and other financial records) of the Company (a) have been kept and maintained in all material respects in accordance with applicable Laws, and (b) are in all material respects complete, correct and up-to-date, and do not contain or reflect any material inaccuracies or discrepancies.

Section 3.13         Banks; Powers of Attorney. Section 3.13 of the Disclosure Schedules sets forth a correct and complete list of the names and locations (specifying only the country of incorporation of such bank or financial institution) of all banks or other financial institution in which the Company holds or maintains any material accounts or safe deposit boxes and the type and account numbers of such material accounts or boxes and the names of all Persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act in the name or on behalf of the Company.

Section 3.14          Brokers. No broker, finder, financial advisor, or investment banker or other Person is entitled to any brokerage, finder’s or other fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller or any Transferred Entity for which any Transferred Entity could become liable.

Section 3.15         Anti-Corruption Laws. Neither such Seller nor the Company nor, with respect to any matter relating to the Company or its business, properties or assets (including the CPAC Shares), any of their Affiliates, nor any Representatives or Persons acting on behalf of the foregoing, has: (a) used any corporate or other funds for unlawful contributions, payments, loans, donations, gifts, or made any unlawful expenditures relating to political activity of any foreign or domestic Governmental Officials; (b) offered, received, accepted, or provided any unlawful payment or made, given, offered, promised, or authorized or agreed to make, give or receive, any money, advantage or thing of value directly or indirectly, to or from any foreign or domestic Governmental Official or other Person in violation of applicable Anti-Corruption Laws; (b) established or maintained any unlawful or unrecorded funds in violation of any applicable Anti-Corruption Laws; (d) been or currently is subject to any administrative, civil, or criminal investigation, indictment, or proceeding by a Governmental Authority for Anti-Corruption Laws violations; (e) received written notice from, or made a voluntary disclosure to, any Governmental Authority regarding violations of any Anti-Corruption Laws, or (f) otherwise taken any other action in, or been in, violation of any applicable Anti-Corruption Laws.

Section 3.16          No Other Representations and Warranties. Except for the representations and warranties contained in this Article III and Article IV (including the related portions of the Disclosure Schedules), neither the Sellers nor any other Person acting on their respective behalf has made or makes any other express or implied representation or warranty, either written or oral, in Law or in equity, on behalf of either Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or contained in the Data Room, furnished or made available to Buyer and its Representatives (including any information, documents or material delivered to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of any such entity, or any representation or warranty arising from statute or otherwise in Law.

Article IV
Representations and Warranties Relating to the Target Company Group

Except (a) as disclosed in the Target Company Group Public Documents (but, in each case, excluding any disclosures or any other statements contained in the “Risk Factors” sections, the “Forward-Looking Statements” sections, or in any such case, similarly titled captions, or that are cautionary, predictive or forward-looking in nature), or (b) as set forth in the Disclosure Schedules, the Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01          Organization, Authority and Qualification.

(a)            Each member of the Target Company Group (i) is a legal entity duly formed or organized, validly existing and in good standing (or the equivalent concept in its jurisdiction of formation or incorporation) under the Laws of the jurisdiction of its formation or organization and (ii) has all necessary corporate power and authority to own, lease and operate its properties, rights and other assets and to carry on its business as currently owned, leased, operated or conducted.

(b)            Each member of the Target Company Group is duly licensed or qualified and has all necessary Permits to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group, taken as a whole.

(c)           Prior to the date hereof, each Target Company Group has made available to Buyer true, complete and correct copies of the organizational documents of each member of the Target Company Group as in effect on the date hereof and such organizational documents are in full force and effect, and no member of the Target Company Group is in violation of any provisions of such documents in any material respect.

(d)            No member of the Target Company Group is a party to any equityholder rights plan, “poison pill” agreement or similar anti-takeover agreement. No (i) “business combination”, “control share acquisition”, “fair price”, “moratorium” or other similar anti-takeover statute or regulation enacted under any national, federal, state, local or foreign Laws applies or purports to apply to any member of the Target Company Group, this Agreement or any of the transactions contemplated hereby or (ii) anti-takeover provision in the organizational documents of any member of the Target Company Group applies or will apply with respect to this Agreement or any of the transactions contemplated hereby.

Section 4.02          No Conflicts; Consents.

(a)            The execution, delivery and performance by the Sellers of this Agreement, and the consummation of such Seller of the transactions contemplated hereby, do not and will not: (i) conflict with, violate or result in a violation or breach of any provision of the organizational documents of any member of the Target Company Group; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to any member of the Target Company Group; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under or result in the acceleration, termination, cancellation or modification of or create in any party the right to accelerate, terminate, cancel or otherwise modify any Material Contract to which any member of the Target Company Group is a party or by which any member of the Target Company Group is bound or to which any of its respective properties and assets are subject; or (iv) result in the creation or imposition of any Encumbrance on the properties or assets of any member of the Target Company Group, except, with respect to clause (iii) above, for any such consents, breaches, defaults or other similar occurrences described in clause (iii) above that, individually or in the aggregate, would not reasonably be expected to be material to the Target Company Group, taken as a whole.

(b)            Except as set forth in Section 4.02(b) of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is or will be required by or with respect to any member of the Target Company Group in connection with the execution, delivery or performance by the Sellers of this Agreement and the consummation of the Sellers of the transactions contemplated hereby, except for the Governmental Approval or where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings or notices would not, individually or in the aggregate, reasonably be expected to prevent, hinder or materially delay any Seller from performing its obligations under this Agreement or prevent, hinder or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.03          Capitalization.

(a)            The authorized capital stock of CPAC consists of 423,868,449 shares of common stock of which 423,868,449 shares are issued and outstanding. CPAC has issued 40,278,894 investments shares (acciones de inversión). CPAC holds 36,040,497 investment shares (acciones de inversión) in its treasury only. The CPAC Shares constitute 211,985,547 shares of CPAC common stock. Except for a pledge over the CPAC Shares securing the Company Financial Indebtedness that will be released in full at Closing, the Company is the record and beneficial owner of the CPAC Shares, which are held free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable Securities Laws). The issued and outstanding Equity Interests of CPAC: (i) have been duly authorized and validly issued in accordance with applicable Law and the CPAC organizational documents, (ii) are fully paid and non-assessable, (iii) are not subject to any purchase option, call option, transfer restriction, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the CPAC organizational documents or the requirements set forth in any Contract to which CPAC is a party or otherwise bound by. Section 4.03(a) of the Disclosure Schedules sets forth a complete and correct list, as of December 5, 2025, of the name of each equityholder of CPAC, along with the number of Equity Interests held by such Person. There are no: (i) outstanding or authorized options, warrants, convertible securities relating to any Equity Interest of CPAC; (ii) to the Sellers’ Knowledge, other rights, agreements, arrangements, call, put or other or commitments of any character relating to any Equity Interest of CPAC; (iii) rights, agreements, arrangements, call, put or other or commitments of any character obligating CPAC to issue, sell, purchase, return, redeem or otherwise acquire any Equity Interest in CPAC, or (iv) outstanding or authorized restricted shares, stock appreciation, phantom stock, profit participation, contingent value or similar securities or rights or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interest of, or other securities or ownership interests in CPAC.

(b)            Section 4.03(b) of the Disclosure Schedules sets forth with respect to each member of the Target Company Group (other than CPAC) a complete and correct list of (i) the authorized Equity Interests (and type) (including shares of preferred stock and common stock), (ii) the number of Equity Interests (and type) (including shares of preferred stock and common stock) that are issued and outstanding, (iii) the name of each equityholder thereof, along with the number of Equity Interests held by each such Person and (iv) the jurisdiction of organization, formation or incorporation of such member of the Target Company Group. Except as set forth in Section 4.03(b) of the Disclosure Schedules, there are no other Equity Interests of any member of the Target Company Group (other than CPAC) issued, reserved for issuance or outstanding.

(c)            All the outstanding Equity Interests of each member of the Target Company Group (other than CPAC): (i) have been duly authorized and validly issued in accordance with applicable Law and are fully paid and non-assessable, (ii) were not issued or transferred in violation of and are not subject to any purchase option, call option, transfer restriction, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, such member of the Target Company Group’s organizational documents or the requirements set forth in any Contract to which any such member of the Target Company Group is a party or otherwise bound by; (iii) were issued free and clear of all Encumbrances. There are no (A) outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements, call, put or other or commitments of any character relating to any Equity Interest of any member of the Target Company Group or, obligating any member of the Target Company Group to issue, sell, purchase, return, redeem or otherwise acquire any Equity Interest in any member of the Target Company Group (other than CPAC), (B) voting trusts, shareholder agreements, proxies, voting agreements or other similar Contracts, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of any Equity Interest in any member of the Target Company Group (other than CPAC), or (C) any outstanding or authorized restricted shares, stock appreciation, phantom stock, profit participation, contingent value or similar securities or rights or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interest of, or other securities or ownership interests in, any member of the Target Company Group (other than CPAC). Except for the Subsidiaries listed in Section 4.03(b) of the Disclosure Schedules, CPAC does not own, directly or indirectly, any Equity Interests or voting interest in any other Person or any right (contingent or otherwise) to acquire the same. There are no outstanding contractual obligations of any member of the Target Company Group to repurchase, redeem or otherwise acquire any Equity Interests in any Person, or to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, return capital to, or make any payment to, any Person.

(d)            No bonds, debentures, notes or other Indebtedness of any member of the Target Company Group having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which shareholders or other equityholders of any member of the Target Company Group may vote are issued or outstanding.

Section 4.04          Financial Statements.

(a)            Attached to Section 4.04(a) of the Disclosure Schedule are true, complete and correct copies of the Financial Statements. The Financial Statements (i) have been prepared in accordance with IFRS and applicable Law, applied on a basis consistent with the past practices of the Company and the Target Company Group (as applicable) during the periods referred to therein, subject, in the case of the interim Financial Statements, to normal and recurring year-end adjustments (in each case the effect of which would not, individually or in the aggregate, reasonably be expected to be material), (ii) were prepared on the basis of the books and records of the Company and the Target Company Group (as applicable), (iii) with respect to the Company, fairly present, in all material respects, the Company’s financial position, operating results and cash flows as of the dates and for the periods referred to therein, and (iv) with respect to the Target Company Group, fairly present, in all material respects, the Target Company Group’s consolidated financial position, operating results and cash flows as of the dates and for the periods referred to therein. The books and records (including the books of account and other financial records) of each member of the Target Company Group (A) have been kept and maintained in all material respects in accordance with past practices of such member and applicable Laws, and (ii) are in all material respects complete, correct and up-to-date, and do not contain or reflect any material inaccuracies or discrepancies. There are no unconsolidated Subsidiaries or any “off-balance sheet” arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)            All accounts receivable of the Target Company Group reflected on the Financial Statements represent valid obligations arising from bona fide arm’s length transactions made in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, there have not been any write-offs as uncollectible of any accounts receivable, except for write-offs in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the Target Company Group, taken as a whole.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group, taken as a whole, (i) all inventory of the Target Company Group is in good and merchantable condition, is suitable and usable for the purposes for which it is intended and is in a condition such that it can be sold or utilized in the ordinary course of business consistent with past practice, (ii) the values at which such inventory is carried reflect the historical inventory valuation policy of the Target Company Group, which is in accordance with IFRS, (iii) the book value of such inventory is consistent with its market value at the time of its acquisition, and (iv) since the Lookback Date, the Target Company Group has replenished its inventory in the ordinary course of business consistent with past practice and the quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not grossly excessive but are reasonable in the present circumstances of the Target Company Group.

(d)            The Target Company Group has implemented and maintains a system of internal controls and procedures over financial reporting to provide reasonable assurance (i) regarding the reliability of the Target Company Group’s financial reporting and the preparation of the Target Company Group financial statements for external purposes in accordance with IFRS, (ii) that the unauthorized acquisition, use or disposition of the Target Company Group’s assets that would materially affect the Target Company Group’s financial statements are prevented or timely detected, (iii) that transactions are executed in accordance with management’s authorization, (iv) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability of assets, (v) that access to property and assets is permitted only in accordance with management’s authorization, and (vi) that the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There is no and since the Lookback Date there has not been any (A) material deficiencies or material weaknesses in the system of internal accounting controls utilized by any member of the Target Company Group or (B) fraud or other questionable accounting practices with respect to any member of the Target Company Group that involves the management, officers, or any other current or former employee, director, or manager of such member of the Target Company Group who has (or had) an active role in the preparation of financial statements or the internal accounting controls used by such member of the Target Company Group and there has not been any written allegation regarding the foregoing.

Section 4.05          No Undisclosed Liabilities, No Material Adverse Effect, Ordinary Course.

(a)            No member of the Target Company Group has any Liabilities of a type that that is required under applicable Law or IFRS to be recorded on a balance sheet prepared in accordance with IFRS, except for Liabilities which (i) have been specifically and adequately reflected or reserved against in the audited balance sheet of CPAC and its Subsidiaries, as of December 31, 2024 or the audited financial statements of the Company as of December 31, 2024, (ii) have arisen in the ordinary course of business consistent with past practice since December 31, 2024 (other than any breach of Contract, breach of warranty, infringement, violation of applicable Law or tort), (iii) constitute obligations under executory Contracts entered into in the ordinary course of business consistent with past practice to which a member of the Target Company Group is a party or by which a member of the Target Company Group is bound, or (iv) constitute Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

(b)            Since the Balance Sheet Date through the date of this Agreement, there has not occurred any event, occurrence, fact, condition or change that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. Since the Balance Sheet Date (i) no member of the Target Company Group has taken any action that, if taken after the date hereof, would require Buyer’s consent under Section 6.01, and (ii) each member of the Target Company Group has conducted its respective business and operations in the ordinary course of business consistent with past practice in all material respects.

Section 4.06          Compliance with Laws; Permits; SEC Documents; SMV Reports.

(a)            Each member of the Target Company Group is, and since the Lookback Date has been, in compliance in all material respects with all Laws applicable to it or its business, properties or assets, and since the Lookback Date, the Target Company Group has not received any written or, to the Sellers’ Knowledge, other notice of any claims or charges that are pending against each member of the Target Company Group with respect to any material violation of any Law. No investigation by any Governmental Authority regarding a violation of any applicable Law is pending or, to the Sellers’ Knowledge, threatened against any member of the Target Company Group or any of its business, properties or assets.

(b)            Each member of the Target Company Group has been granted and holds all material Permits necessary for it to lawfully own, lease and operate its properties or other assets and to lawfully conduct its business and operations as currently conducted and as currently contemplated to be conducted. All such Permits are (and, to the Sellers’ Knowledge, will be immediately following Closing) valid and in full force and effect. No member of the Target Company Group is, in any material respect, in breach or violation of, or default under, any such material Permit, and, to the Sellers’ Knowledge, no events, facts or circumstances exists which, with notice or lapse of time or both, would constitute a material breach, violation or default thereunder. Since the Lookback Date, no member of the Target Company Group has received any written or, to the Sellers’ Knowledge, other notice from any Governmental Authority regarding the revocation, cancellation, suspension or adverse modification of any material Permit and, to the Sellers’ Knowledge, no events, facts or circumstances exists which would reasonably be expected to result in the revocation, cancellation, suspension or adverse modification of any such Permit. All fees and charges with respect to all material Permits have been paid in full.

(c)            CPAC has timely filed or furnished, as applicable, all forms, reports, statements, certificates and documents (including all exhibits, amendments and supplements thereto) with the SEC that have been required to be filed or furnished by it since the Lookback Date, pursuant to applicable Securities Laws (collectively, the “SEC Reports”). The SEC Reports (i) as of their respective filing or effective dates, as applicable, (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), complied, in each case, in all material respects, with the applicable requirements of the applicable Securities Laws or the Sarbanes-Oxley Act, as the case may be, each as in effect on the date that such SEC Report was filed or became effective and (ii) except to the extent amended or superseded by a subsequent filing made prior to the date hereof, did not, at the time they were filed or became effective, as applicable, or, if amended, as of the date of such amendment (or with respect to the SEC Reports filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Sellers’ Knowledge, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigations. CPAC is in compliance in all material respects with the applicable listing and other requirements of the New York Stock Exchange.

(d)            CPAC has timely filed or furnished, as applicable, all forms, reports, statements, certificates and documents (including all exhibits, amendments and supplements thereto) with the SMV that have been required to be filed or furnished by it since the Lookback Date, pursuant to applicable Securities Laws (collectively, the “SMV Reports”). The SMV Reports (i) as of their respective filing or effective dates, as applicable, (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), complied, in each case, in all material respects, with the applicable requirements of the applicable Securities Laws, as the case may be, each as in effect on the date that such SMV Report was filed or became effective and (ii) except to the extent amended or superseded by a subsequent filing made prior to the date hereof, did not, at the time they were filed or became effective, as applicable, or, if amended, as of the date of such amendment (or with respect to the SMV Reports filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved proceedings with respect to any of the SMV Reports. CPAC is in compliance in all material respects with the applicable listing and other requirements of the SMV.

Section 4.07          Tax Matters.

(a)            Except as set forth in Section 4.07 of the Disclosure Schedules:

(i)             Each member of the Target Company Group has filed (taking into account any valid extensions) all Income Tax and other material Tax Returns required to be filed by each member of the Target Company Group. Such Tax Returns are true, complete, and correct in all material respects. No member of the Target Company Group is currently the beneficiary of any extension of time within which to file any Income Tax or other material Tax Return other than valid extensions of time to file Tax Returns obtained in the ordinary course of business. All Income Tax and other material Taxes due and owing by each member of the Target Company Group have been duly and timely paid in full or accrued and reserved for on the books of each member of the Target Company Group to the extent required by IFRS.

(ii)            No extensions or waivers of statutes of limitations have been requested or, to the Sellers’ Knowledge, given with respect to any Income Tax or other material Taxes of any member of the Target Company Group.

(iii)           To the Sellers’ Knowledge, there are no ongoing Actions by any Tax Authority against any member of the Target Company Group and, to the Sellers’ Knowledge, no such actions are threatened in writing by any Tax Authority. Each assessment or deficiency resulting from any completed audit or examination relating to Taxes by any Tax Authority has been timely paid or is being contested in good faith and has been reserved for on the books of each member of the Target Company Group to the extent required by IFRS.

(iv)           No member of the Target Company Group will be required to include any material item of income or gain in, or exclude any material item of deduction, expense or loss from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (A) any change in or improper use of a method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date; (B) any binding agreement with any Tax Authority entered into on or prior to the Closing Date; (C) any installment sale or open transaction disposition made on or prior to the Closing Date; or (D) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(v)            No member of the Target Company Group has received or applied for, and is not currently seeking to receive or apply for, any Tax ruling from any Tax Authority, nor has it entered into any agreement with any Tax Authority that would be binding upon any member of the Target Company Group after the date hereof.

(vi)           All books, records, invoices and other information in relation to Taxes that meet all legal requirements and enable the Tax liabilities of each member of the Target Company Group to be calculated accurately in all material respects which each member of the Target Company Group is required to keep in their possession or under their control and all documentation (including books and records) which each member the Target Company Group is required by Law to have and maintain for Tax purposes or which would be needed to substantiate, evidence or support any material claim made or material position taken in relation to Tax have been duly kept.

(vii)         No member of the Target Company Group is, and has not been, a party to or otherwise bound by any Tax Sharing Agreement, Tax indemnity obligation, or similar contract relating to Taxes (including any advance pricing agreement, closing agreement, or other agreement with any Tax Authority).

(viii)        No member of the Target Company Group has liability for Taxes of any other Person (other than another member of the Target Company Group) by operation of any applicable Tax Law or as a transferee or successor under applicable Law.

(ix)           Each member of the Target Company Group has timely withheld and paid to the appropriate Tax Authorities all material Taxes required to be withheld and paid under applicable Law, and each member of the Target Company Group has complied in all material respects with all applicable information reporting and backup withholding requirements in respect thereof.

(x)            Since the Lookback Date, each member of the Target Company Group has been tax resident solely in its jurisdiction of incorporation and has not been, nor is it currently, treated for any Tax purpose as resident or dual resident in any other jurisdiction. No member of the Target Company Group has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise maintains an office or other fixed place of business in a jurisdiction other than its jurisdiction of incorporation. To Sellers’ Knowledge, no written claim has been made by any Tax Authority in a jurisdiction where a member of the Target Company Group does not file Tax Returns asserting that such member of the Target Company Group is or may be subject to taxation in that jurisdiction.

(xi)           No member of the Target Company Group has been registered for VAT purposes (or for the purpose of any equivalent sales or similar Tax) in any country other than its jurisdiction of incorporation.

(xii)          All material transactions entered into by each member of the Target Company Group have been made in accordance with arm’s length principles and are in compliance in all material respects with all applicable provisions of applicable Tax Law regarding transfer pricing. Each member of the Target Company Group has properly and in a timely manner documented its transfer pricing methodologies in material compliance with all applicable Tax Law. No notice, enquiry or adjustment has been made by a Tax Authority in connection with any such transaction or arrangements.

(xiii)         No member of the Target Company Group has been involved in any transaction or series of transactions which could be re-characterized or treated as unenforceable for Tax purposes, or any transaction that produced a loss for Tax purposes with no corresponding commercial or economic loss.

Section 4.08          Material Contracts.

(a)            Section 4.08(a) of the Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of all of the following Contracts to which a member of the Target Company Group is a party or by which it is bound, or to which any asset or property of any member of the Target Company Group is bound by or subject to, (any Contract described below, whether or not listed on Section 4.08(a) of the Disclosure Schedules, the “Material Contracts”):

(i)            all Contracts or group of related Contracts (other than purchase orders) for the purchase by a member of the Target Company Group of equipment, materials, products, supplies, goods or other assets or for the receipt of services (A) which involves, or is reasonably expected to involve, consideration or payments in the year ending December 31, 2025 (or which is reasonably expected to involve annual payments or consideration in the year ending December 31, 2026) in excess of S/15,000,000, or (B) that contains any minimum purchase commitments in excess of S/15,000,000 annually, in each case, that cannot be terminated by a member of the Target Company Group on ninety (90) days’ (or less) notice without payment of a material penalty or incurrence of a material Liability;

(ii)            any Contract or group of related Contracts for the sale, license or lease (as lessor) by a member of the Target Company Group of services, materials, products, supplies or other assets or properties (including Equity Interests) owned, licensed or leased by such member of the Target Company Group which involves, or is reasonably expected to involve, consideration or payments in the year ending December 31, 2025 (or which is reasonably expected to involve annual payments or consideration in the year ending December 31, 2026) in excess of S/15,000,000, in each case, that cannot be terminated by such member of the Target Company Group on ninety (90) days’ (or less) notice without payment of (or withholding of payment due to) a material penalty or incurrence of a material Liability;

(iii)          excluding purchase orders and invoices, surety or performance bonds, letters of credit or similar agreements in each case to the extent not drawn upon and other agreements relating to trade receivables and payables, in each case, entered into in the ordinary course of business consistent with past practice, all Contracts relating to Indebtedness of any member of the Target Company Group in excess of S/15,000,000, individually or in the aggregate (other than for any Contract solely among or between members of the Target Company Group);

(iv)           all Contracts that contain any non-competition or similar covenant or that materially limit or restrict or purport to limit or restrict the ability of a member of the Target Company Group to (A) compete in any line of business or with any Person or in any geographic area or during any period of time, or from otherwise purchasing, selling, supplying or distributing any product or service, or (B) solicit or hire any employees or customers of any Person;

(v)            all Contracts that require a member of the Target Company Group to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions, in each case, that cannot be terminated by such member of the Target Company Group on ninety (90) days’ (or less) notice without payment of a material penalty or incurrence of a material Liability;

(vi)          all Contracts with any Governmental Authority in excess of S/15,000,000;

(vii)         all Contracts with sole source suppliers;

(viii)        all Contracts granting the counterparty thereto or any third party “most favored nation” status or similar status or containing a most favored customer provision, in each case, that cannot be terminated by a member of the Target Company Group on ninety (90) days’ (or less) notice without payment of a material penalty or incurrence of a material Liability;

(ix)           all Contracts which grants any Person an option or a first refusal, first or last offer, first negotiation or similar preferential right to purchase or acquire any material properties or assets (including Equity Interests) of any member of the Target Company Group;

(x)            all Contracts (A) under which a member of the Target Company Group has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person in excess of S/15,000,000, individually or in the aggregate, and (B) under which a member of the Target Company Group has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to any current or former employees of a member of the Target Company Group, current or former directors of a member of the Target Company Group, current or former independent contractors to a member of the Target Company Group, in each case, in excess of S/15,000,000, individually or in the aggregate (each, a “Service Provider”);

(xi)           all Contracts with Top Customers and Top Distributors;

(xii)          all Contracts under which any other Person grants to a member of the Target Company Group any rights in or to any of the licensed Intellectual Property, except for shrink-wrap or similar non-exclusive licenses for the use of off-the-shelf or generally commercially available software or services entered into in the ordinary course of business with fees of S/15,000,000 or less;

(xiii)        all Contracts for any future capital expenditure by a member of the Target Company Group in excess of S/15,000,000 individually or in the aggregate;

(xiv)         all Contracts that relate to the formation, establishment or operation of any joint venture, strategic alliance, partnership, limited liability company or similar Contracts, or other similar arrangement involving a sharing of profits, losses, costs or liabilities by a member of the Target Company Group with any third party;

(xv)          all Contracts related to (A) the acquisition, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise) of any business or material assets of any Person by a member of the Target Company Group, or (B) the disposition, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise) of any business or material assets of any member of the Target Company Group to any Person, in each of the foregoing clauses (A) and (B), excluding the purchase or sale of assets by or to a member of the Target Company Group in the ordinary course of business consistent with past practice;

(xvi)         all Contracts under which a member of the Target Company Group grants any rights in or to any of Intellectual Property it owns to any other Person;

(xvii)       all Contracts entered into since the Lookback Date involving any resolution or settlement of any actual or threatened Action (A) with a value in excess of S/15,000,000 that is unpaid as of the date hereof or (B) which imposes material continuing obligations on a member of the Target Company Group;

(xviii)       all Contracts with Top Distributors with respect to commercial representation (representación comercial) pursuant to which any member of the Target Company Group appoints counterparties as commercial representatives responsible for distributing and promoting its products (it being understood that all such Contracts have similar terms for all counterparties, including non-exclusivity, a one-year term with automatic renewal, and unilateral termination without cause upon thirty (30) days’ prior written notice);

(xix)         all Contracts for the supply of electricity (contratos de suministro de electricidad) to any member of the Target Company Group; and

(xx)          any other Contract that is material to the Business or to a member of the Target Company Group that is not otherwise required to be disclosed pursuant to any of the foregoing clauses of this Section 4.08(a).

(b)          Sellers have made available to Buyer in the Data Room true and complete copies of each Material Contract (including all modifications, amendments, supplements, waivers, annexes and schedules thereto and correct and complete written summaries of all such Contracts that are unwritten) prior to the date hereof. Each Material Contract is valid and binding on the member of the Target Company Group that is a party thereto and is in full force and effect and is enforceable against such member of the Target Company Group in accordance with its terms, and, to the Sellers’ Knowledge, against the other parties thereto. No member of the Target Company Group is in material breach of, or material default under, any Material Contract, and, to the Sellers’ Knowledge, no counterparty to any Material Contract, is in material breach of, or material default under, any Material Contract. To the Sellers’ Knowledge, no counterparty to any Material Contract has given written or oral notice of its intent to terminate or materially modify or, to the extent applicable, not renew a Material Contract. To Sellers’ Knowledge, there exists no event, occurrence, condition or fact which, with the giving of notice or the lapse of time or both, would reasonably be expected to (i) become a material default by, (ii) result in the right of termination for, or (iii) cause or permit the acceleration of or other changes to any material right or obligation or the loss of any material benefit for, in each case, under any Material Contract. To the Sellers’ Knowledge, as of the date hereof, there are no unresolved disputes under any Material Contracts other than disputes in the ordinary course of business which, individually, are de minimis.

Section 4.09          Intellectual Property.

(a)            Section 4.09(a) of the Disclosure Schedules lists all material registered Intellectual Property owned by the Target Company Group and all material licenses of Intellectual Property to which any member of the Target Company Group is a party. Each member of the Target Company Group has good and valid title to, or a valid license to use, the Intellectual Property that is material to its business, in each case free and clear of Encumbrances other than Permitted Encumbrances. To the Sellers’ Knowledge, each item of registered Intellectual Property owned by the Target Company Group that is material to its business is subsisting, valid and enforceable in all material respects.

(b)            As of the date hereof and to the Sellers’ Knowledge (i) the conduct of the business of the Target Company Group, as the case may be, as currently conducted does not infringe or otherwise violate any Person’s Intellectual Property and as of the date hereof there is no such claim pending or threatened against the Company Group Entity, as the case may be, and (ii) no Person is infringing or otherwise violating any Intellectual Property owned by the Target Company Group, and no such claims are pending or threatened against any Person by the Target Company Group.

Section 4.10          Environmental Matters.

(a)            Each member of the Target Company Group and its activities and operations have been since the Lookback Date and are in compliance in all material respects with all applicable Environmental Laws and Permits.

(b)            No member of the Target Company Group is subject to any pending, or, to the Sellers’ Knowledge, threatened Action regarding any actual or alleged violation or Liability under any Environmental Laws or relating to Hazardous Materials, except for any such Actions that would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group, taken as a whole.

(c)            (i) There are no conditions, events, facts or circumstances, including the release or presence of, or exposure to, any Hazardous Materials, reasonably anticipated by any member of the Target Company Group that may result in material Liabilities to such member of the Target Company Group pursuant to Environmental Laws, and (ii) to Sellers’ Knowledge, no member of the Target Company Group has received a written notice of any potential material Liability pursuant to any applicable Environmental Law.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group, taken as a whole, there has been no release at, on, or under any real property currently or, to the Sellers’ Knowledge, formerly owned, leased or operated by a member of the Target Company Group, or release by a member of the Target Company Group at any third-party property utilized by such member of the Target Company Group in the conduct of its respective business, including any release that has resulted in a Liability or a requirement for a member of the Target Company Group to take investigative or remedial action with respect to such releases pursuant to any Environmental Law.

(e)            No member of the Target Company Group has assumed or provided indemnity against any Liability of any other Person under or relating to any Environmental Laws.

(f)             No member of the Target Company Group has entered into or agreed to any Governmental Order, or is subject to any other Governmental Order, relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, except for any such Governmental Orders that, individually or in the aggregate, would not reasonably be expected to be material to the Target Company Group, taken as a whole.

(g)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group, taken as a whole, no member of the Target Company Group is in violation of any Environmental Law as a result of its generation, treatment, storage, management, arrangement for the disposal of, transportation, handling or release of any Hazardous Materials.

(h)            The Sellers have made available to Buyer true, correct and correct copies of all environmental site assessments and other material environmental audits, reports, sampling or testing results and studies in a Seller’s or the Target Company Group’s possession or control pertaining to real property currently or formerly owned, leased or operated by any member of the Target Company Group or environmental, health or safety matters.

Section 4.11          Litigation.

(a)            Except as set forth in Section 4.11(a) of the Disclosure Schedules, there is no pending, and since the Lookback Date there has not been, any Action against any member of the Target Company Group or any their properties or assets (tangible or intangible) that (i) seeks, or would be reasonably be expected to result in, individually or in the aggregate with other Actions arising from the same or similar facts, events or circumstances, monetary damages in excess of S/6,000,000, (ii) seeks to enjoin or grant other equitable relief with respect to any activities or services of the businesses or operations of any member of the Target Company Group, (iii) seeks to prevent, materially delay or otherwise make illegal, the transactions contemplated by this Agreement, or (iv) that relates to the ownership of any Equity Interest of a member of the Target Company Group, or the right to receive any consideration as a result of this Agreement. Since the Lookback Date, to the Sellers’ Knowledge, there has not been any such Action threatened in writing. There is no, and since the Lookback Date there has not been any, Action commenced by a member of the Target Company Group seeking Losses in excess of S/6,000,000 or otherwise seeking injunctive or equitable relief.

(b)           Except as set forth in Section 4.11(b) of the Disclosure Schedules, there is no Governmental Order to which a member of the Target Company Group, or any of the properties or assets (tangible or intangible) owned or used by a member of the Target Company Group, is subject or settlement agreement entered by or with any Governmental Authority or other Person. To the Sellers’ Knowledge, no officer or other employee of a member of the Target Company Group, is subject to any Governmental Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the businesses of such member of the Target Company Group.

Section 4.12          Employee Benefit Plans and Compensation.

(a)            Section 4.12(a) of the Disclosure Schedules sets forth a true and complete list of the benefit plans that are in addition to what applicable Law requires, including all pension, retirement, medical, stock option, severance, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, programs, policies, or other arrangements (including ad hoc arrangements) (the “Employee Benefit Plans”).

(b)           Except as set forth on Section 4.12(b) of the Disclosure Schedules, each Employee Benefit Plan has been operated in material compliance with its respective terms and all Laws, and all contributions required under the terms of each Employee Benefit Plan or applicable Laws have been timely made.

Section 4.13          Employment Matters.

(a)            In all material respects with respect to any employee of a Target Company Group, the Target Company Group: (i) has withheld and reported all amounts required by Law and reported with respect to wages, salaries and other payments to such employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters presently pending or, to the Sellers’ Knowledge, threatened or reasonably anticipated, in each case, by or before any Governmental Authority against the Target Company Group or to the Sellers’ Knowledge, any employee of the Target Company Group, in each case, relating to any Employee Benefit Plan or such employee’s relationship with the Target Company Group. There are no pending, or to the Sellers’ Knowledge, threatened against the Target Company Group or any trustee of the Target Company Group under any worker’s compensation policy or long-term disability policy. Section 4.13 of the Disclosure Schedules lists as of the date hereof all outstanding, unsatisfied Liabilities the Target Company Group with respect to any employee resulting from the termination by the Target Company Group of such employee’s employment or provision of services, a change of control of the Target Company Group or a combination thereof.

(b)            Section 4.13(b) of the Disclosure Schedules contains a true and complete list, as of the date hereof, of each labor or collective bargaining agreement to which the Target Company Group is a party, and which apply to the employees of the Target Company Group.

Section 4.14          Real Property and other Assets.

(a)            Owned Real Property.

(i)             Section 4.14(a)(i) of the Disclosure Schedules sets forth a true, correct and complete list of all land, buildings and other real property owned by any member of the Target Company Group (all such real property, together with all right, title and interest of each member of the Target Company Group in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property, and (B) all easements, rights and other appurtenances to such real property, are referred to herein individually and collectively as the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”).

(ii)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Target Company Group, taken as a whole, a member of the Target Company Group (A) is the sole titleholder of record and has good and valid title to all the Owned Real Property, free and clear of all Encumbrances, other than those mentioned in Section 4.14(a)(ii)(A) of the Disclosure Schedules, and (B) has not transferred or entered into any Contract granting any Person (other than each member of the Target Company Group) any right of first or last offer, right of first refusal, ground lease, purchase option or other right to acquire any Owned Real Property or any portion thereof or any interest therein. No member of the Target Company Group has leased, licensed or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof pursuant to any Contract that is still in effect and no Person (other than the Target Company Group) currently uses or occupies such Owned Real Property, other than those mentioned in Section 4.14(a)(ii)(B) of the Disclosure Schedules.

(b)            Leased Real Property.

(i)            Section 4.14(b)(i) of the Disclosure Schedules contains a true, complete and correct list of all Material Real Property Leases relating to the Leased Real Property. The Sellers have made available to the Buyer in the Data Room prior to the date hereof true, complete and correct copies of each Material Real Property Lease. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Target Company Group, taken as a whole, with respect to each Real Property Lease: (A) the applicable member of the Target Company Group has a valid and subsisting leasehold interest in the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances); (B) such Real Property Lease is in full force and effect and is a valid and binding agreement of the applicable a member of the Target Company Group, enforceable against such member of the Target Company Group and, to the Sellers’ Knowledge, the other party or parties thereto, in each case, in accordance with its terms; (C) the applicable member of the Target Company Group’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed; (D) the rent due under such Real Property Lease has been fully paid as and when due and no rental payments thereunder have been deferred; and (E) there are no other parties (other than the Target Company Group) occupying, or with a right to occupy, the Leased Real Property, other than those mentioned in Section 4.14(b)(i)(E) of the Disclosure Schedules. No member of the Target Company Group that is a party to any Real Property Lease, nor, to the Sellers’ Knowledge, any other party thereto, is in material breach or default of any Real Property Lease. To the Sellers’ Knowledge, no member of the Target Company Group that is party to any Real Property Lease has received any written notice of any event of default under any Real Property Lease that remains uncured, nor any written notice of any intention to terminate any such Real Property Lease.

(ii)            Neither the operation of any member of the Target Company Group on the Real Property nor such Real Property, including the improvements thereon, violate in any material respect any applicable lease, building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. The Real Property is, in all material respects, in good operating condition and repair and otherwise is suitable for the conduct of the business as currently conducted and is free from material structural, physical and mechanical defects, is maintained in all material respects in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable in all material respects for the conduct of the Target Company Group’s business and operations.

(iii)           To the Seller’s Knowledge, no member of the Target Company Group has received any written notice that remains pending or unresolved of any pending or threatened condemnation Action relating to any Real Property.

(c)            Each member of the Target Company Group has good, valid, and marketable title to all material tangible personal property and assets owned, licensed, used or leased by such member of the Target Company Group (excluding the Real Estate), free and clear of all Encumbrances (other than Permitted Encumbrances). The material assets of each member of the Target Company Group are in good operating condition, ordinary wear and tear excepted, and are adequate in all material respects for the uses to which they are currently being put. Such assets are sufficient in all material respects for the continued conduct of the business after the Closing in the same manner as conducted by the members of the Target Company Group prior to the Closing, and constitute all the rights, property and assets necessary to conduct the business of each member of the Target Company Group immediately after the Closing as currently conducted.

Section 4.15          Material Customers and Distributors.

(a)                Section 4.15(a) of the Disclosure Schedules sets forth a correct and complete list the 10 largest customers of the Target Company Group on a consolidated basis for each of the two most recent fiscal years, based on the actual revenue received by the Target Company Group on a consolidated basis from such customer during such fiscal years (each, a “Top Customer”).

(b)                Section 4.15(b) of the Disclosure Schedules sets forth a correct and complete list the 10 largest distributors of the Target Company Group on a consolidated basis for each of the two most recent fiscal years, based on the actual revenue received by the Target Company Group on a consolidated basis from such distributor during such fiscal years (each, a “Top Distributor”).

(c)                (i) No member of the Target Company Group has any material dispute or disagreement with any Top Customer or Top Distributor; and (ii) since the Balance Sheet Date, no Top Customer or Top Distributor has indicated in writing or, to Sellers’ Knowledge threatened, that it intends to cease, cancel, terminate, not renew or otherwise limit or adversely modify in any material respect (whether related to volume, price, or payment terms) its relationship with, any member of the Target Company Group, including by materially reducing its purchase of products or services from any member of the Target Company Group. No member of the Target Company Group has engaged in any fraudulent conduct with respect to any such Top Customer or Top Distributor.

Section 4.16          Mineral Rights and Permits.

(a)                Section 4.16(a)(i) of the Disclosure Schedules contains a true, correct and complete list of the mining claims (petitorios mineros), mining concessions and processing concessions (titled and in progress) held by the Target Company Group (collectively, the “Mineral Rights”). The relevant member of the Target Company Group is the legal and current titleholder of all the Mineral Rights. Except as set forth in Section 4.16(a)(ii) of the Disclosure Schedules, the Mineral Rights: (i) are free and clear of any Encumbrances; (ii) are in good standing under applicable Law, including, but not limited to, the General Mining Law and the Regulations of Mining Procedures, approved by Supreme Decree No. 020-2020-EM; and (iii) to Sellers’ Knowledge, are lawfully possessed by the Target Company Group.

(b)                Except as set forth in Section 4.16(b) of the Disclosure Schedules, the Target Company Group holds all Permits that are required and sufficient for the conduction of their businesses and operations as conducted on the Closing Date with respect to the Mineral Rights, or that are necessary for the lawful ownership of their assets.

Section 4.17         Insurance. Section 4.17 of the Disclosure Schedules lists each material insurance policy maintained by, at the expense of or for the benefit of any member of the Target Company Group as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement. The Sellers have made available to Buyer accurate and complete copies of the insurance policies identified on Section 4.17 of the Disclosure Schedules. Each such insurance policy is, in all material respects, in full force and effect and valid and binding in accordance with its terms against the respective insurers; no member of the Target Company Group is in material breach or default thereunder. The insurance policies set forth on Section 4.17 of the Disclosure Schedules are sufficient for compliance under applicable Laws, all Permits and Contracts to which a member of the Target Company Group is a party or by which any of its assets or properties are bound, except as would not be, individually or in the aggregate, material to the Target Company Group, taken as whole. Since the Lookback Date, no member of the Target Company Group has received any written notice of any cancellation or invalidation of, or refusal of coverage or rejection of a material claim under, any such policy; to the Sellers’ Knowledge, no such actions are threatened. There are no material claims pending under any such policy as to which coverage has been denied or disputed in writing by the underwriters of such policy or in respect of which such underwriters have reserved their rights in writing. All premiums due and payable under such policies have been paid when due.

Section 4.18          Related Party Transactions.

(a)               Section 4.18(a) of the Disclosure Schedules lists as of the date of this Agreement each Contract between or among (i) a member of the Target Company Group, on the one hand, and (ii) any Seller or any Affiliate thereof (other than the Target Company Group) or any of their respective Representatives or (to the Sellers’ Knowledge with respect to any such individuals) any of the Relatives or Associates of the foregoing (other than the Target Company Group) or any director or officer (or similar authorized appointments with different names) of a member of the Target Company Group, on the other hand (each such Contract, an “Affiliate Contract”). Neither Seller, nor any of its Affiliates (other than the Target Company Group), nor any of their respective Representatives, nor (to the Sellers’ Knowledge with respect to any such individuals) any of the Relatives or Associates of the foregoing (other than the Target Company Group), nor any director or officer (or similar authorized appointments with different names) of a member of the Target Company Group (A) provides services to, or receives goods or services from, a member of the Target Company Group, (B) owes any Indebtedness to, or is owed any Indebtedness by, a member of the Target Company Group, or (C) has asserted or, to the Sellers’ Knowledge, threatened any Action against a member of the Target Company Group. There are no outstanding notes payable to, accounts receivable from or advances by a member of the Target Company Group to any Seller, any of their respective Affiliates (other than the Target Company Group) or any of their respective Representatives or (to the Sellers’ Knowledge with respect to any such individuals) any of the Relatives or Associates of the foregoing (other than the Target Company Group) or any director or officer (or similar authorized appointments with different names) of a member of the Target Company Group.

(b)               Except as set forth in Section 4.18(b) of the Disclosure Schedules, at the time of the consummation of the Closing, (i) no member of the Target Company Group will be a party to any Affiliate Contract, and (ii) neither Seller, nor any of its Affiliates (other than the Target Company Group), nor any of their respective Representatives, nor (to the Sellers’ Knowledge with respect to any such individuals) any of the Relatives or Associates of the foregoing (other than the Target Company Group), nor any director or officer (or similar authorized appointments with different names) of a member of the Target Company Group, will own, directly or indirectly, or have any other interest in any property (real or personal, tangible or intangible) that a member of the Target Company Group uses in the conduct of its business or operations or Contract of any member of the Target Company Group.

Section 4.19          Anti-Corruption Laws; Sanctions.

(a)               Foreign Corrupt Practices and Anti-Bribery. No member of the Target Company Group nor, with respect to any matter relating to any member of the Target Company Group or its business, any of its Affiliates, nor any Representatives or, to the Sellers’ Knowledge, Persons acting on behalf of the foregoing, has since December 31, 2020: (i) used any corporate or other funds for unlawful contributions, payments, loans, donations, gifts, or made any unlawful expenditures relating to political activity of any foreign or domestic Governmental Officials; (ii) offered, received, accepted, or provided any unlawful payment or made, given, offered, promised, or authorized or agreed to make, give or receive, any money, advantage or thing of value directly or indirectly, to or from any foreign or domestic Governmental Official or other Person in violation of applicable Anti-Corruption Laws; (iii) established or maintained any unlawful or unrecorded funds in violation of any applicable Anti-Corruption Laws; (iv) been or currently is subject to any administrative, civil, or criminal investigation, indictment, or proceeding by a Governmental Authority for Anti-Corruption Laws violations; (v) received written notice from any Governmental Authority regarding violations of any Anti-Corruption Laws, or (vi) otherwise taken any other action in, or been in, violation of any applicable Anti-Corruption Laws. Each member of the Target Company Group, its Affiliates, and all Persons acting on behalf of the foregoing have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws.

(b)               Sanctions. No member of the Target Company Group nor its Affiliates, nor any Representative, or, to the Sellers’ Knowledge, Persons acting on behalf of the foregoing, (i) is a Sanctioned Person or currently the subject or target of any Sanctions; (ii) is owned or controlled by a Sanctioned Person; (iii) is currently, or has since December 31, 2022, entered into any agreement, transaction, or dealing with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory; or (iv) directly or indirectly has derived or derives revenues from transactions with any Sanctioned Person. Each member of the Target Company Group, its respective Representatives, and, to the Sellers’ Knowledge, all Persons acting on behalf of the foregoing, are in compliance with all applicable Sanctions and have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Sanctions. Since December 31, 2022, no member of the Target Company Group has done business directly or, to the Sellers’ Knowledge, indirectly with the Sanctioned Territories or entered into any agreement, transaction or dealing with any Person, end user, or end use (or involving any property thereof) subject to restriction or licensing requirements under applicable trade laws.

Section 4.20          No Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s or other fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Target Company Group for which any Transferred Entity could become liable.

Article V
Representations and Warranties of Buyer

Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01         Organization and Authority of Buyer. Buyer is a corporation duly organized and validly existing under the Laws of Switzerland. Buyer has all necessary corporate power and authority to enter into this Agreement and, upon its execution on the Closing Date, the Escrow Agreement, to carry out its obligations hereunder and, upon its execution on the Closing Date, under the Escrow Agreement and to consummate the transactions contemplated hereby and, upon its execution on the Closing Date, by the Escrow Agreement. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by each other party thereto) this Agreement constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). At the Closing, upon Buyer's due and valid execution and delivery of the Escrow Agreement and, assuming due authorization, execution and delivery by the other parties thereto, the Escrow Agreement will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02         No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, or other action by any Person under, conflict with, violate, or result in a breach of, constitute a default under or result in the acceleration, termination, cancellation or modification of, any material agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration, or failure to give notice or obtain consent would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the Merger Control Law and except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.03          Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act, or any state Securities Laws. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment),and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.04         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or payment in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of Buyer for which a Seller could become liable.

Section 5.05         Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06         Solvency. Buyer is not entering into the transactions contemplated in this Agreement with intent to hinder, delay or defraud either present or future creditors of Buyer or their Affiliates (including, after the applicable Closing, the Target Company Group). In connection with the transactions contemplated in this Agreement, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and due. Immediately after giving effect to the transactions contemplated in this Agreement, payment of the Purchase Price and all fees and expenses contemplated by this Agreement, Buyer (including, after the Closing, the Company) will be Solvent. For the purposes of this Section 5.06, the term “Solvent,” when used with respect to a Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets owned by such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they become due. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.07          Legal Proceedings. As of the date hereof, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement.

Section 5.08         Independent Investigation; Reliance. The Buyer has conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), and assets of each member of the Target Company Group, and has had adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of each such member for such purpose. The Buyer further acknowledges that: (i) CPAC is a publicly traded company, with its securities listed on the Lima Stock Exchange and the New York Stock Exchange; and (ii) Buyer has reviewed the Target Company Group Public Documents. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon: (a) its own investigation and independent judgment (including its review of the publicly available information described above and consultation with legal, financial, and other professional advisers); and (b) the express representations and warranties of the Sellers set forth in Articles III and IV of this Agreement (including the related portions of the Disclosure Schedules). Buyer expressly disclaims reliance on any other representation or warranty, whether written or oral, express or implied, of any of the Sellers or any of their respective Affiliates, directors, officers, employees, representatives, or controlling persons, including, except as expressly set forth in Article III or Article IV, any representations and warranties in respect of: (i) any projections, estimates, budgets, or forecasts of revenues, results of operations, cash flows, or financial condition; (ii) any information made available in the Data Room, management presentations, functional “break-out” discussions, or responses to questions submitted; and (iii) any implied warranties of merchantability or fitness for a particular purpose. The representations and warranties of the Sellers contained in this Agreement constitute the sole and exclusive representations and warranties made in connection with the transactions contemplated hereby.

Section 5.09         Certain Payments; Anti-Corruption. As of the date of this Agreement, Buyer maintains internal control systems and policies reasonably designed to detect and prevent violations of applicable Anti-Corruption Laws and Sanctions by Buyer and its Subsidiaries and their respective directors, officers, employees and agents.

Section 5.10          No Other Representations or Warranties. Buyer has not made, nor will be deemed to have made, any representation or warranty in connection with this Agreement or the transactions contemplated hereby other than as expressly made by it in this Article V.

Article VI
Covenants

Section 6.01          Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as (i) otherwise expressly provided in this Agreement, (ii) set forth on Section 6.01 of the Disclosure Schedules, (iii) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (iv) required to comply with applicable Law, the Sellers shall, and shall cause the Transferred Entities to: (a) use commercially reasonable efforts to conduct their business in the ordinary course of business consistent with past practice in all material respects; and (b) use commercially reasonable efforts to (1) maintain and preserve intact the current organization, business and franchise of the Transferred Entities and (2) preserve intact its rights, franchises, goodwill and relationships with such Transferred Entity’s current customers, lenders, suppliers, distributors, landlords, Governmental Authorities and others having business relationships therewith. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as otherwise expressly provided in this Agreement, set forth in the correspondingly numbered subsection of Section 6.01 of the Disclosure Schedules, or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall not, and shall cause the Transferred Entities not to, directly or indirectly, take any action that would cause any of the following to occur or do any of the following:

(a)             any change, event, occurrence or development that has a Material Adverse Effect;

(b)            any amendment of the charter, by-laws or other organizational documents of the Transferred Entities or any change to the nature of their business;

(c)            any split, reverse split, combination subdivision or reclassification of any Equity Interests of the Transferred Entities;

(d)           (i) any issuance, sale, Encumbrance, transfer or other disposition of, or (ii) any redemption, purchase, share capital reduction, repurchase or otherwise acquisition or offer to redeem, purchase, repurchase or otherwise acquire, or grant, renew, extend or modify any rights with respect to, any capital stock or other Equity Interests of the Transferred Entities, or any options, warrants or other rights of any kind to acquire, purchase or obtain (including upon conversion, exchange or exercise) any of such Transferred Entity’s capital stock or other Equity Interests or any debt or equity securities of the Transferred Entities that are convertible into or exercisable or exchangeable for such capital stock or other Equity Interests;

(e)            any declaration, setting aside or payment of any dividends or distributions payable in cash, stock, property or otherwise on or in respect of any of the Transferred Entity’s capital stock or other Equity Interests; it being understood and agreed that the cash dividend in the declared aggregate amount of S/190,300,410.65 paid by CPAC on or about December 11, 2025, and the use by the Company of the cash it received from such dividend and any cash held by the Company on the date hereof and any income earned therefrom to pay Indebtedness of the Company, other ordinary expenses of the Company and make distributions to the Sellers shall not be a breach of this provision nor be deemed to be Leakage;

(f)             any change in any method of accounting or accounting practice, principle or policy of the Transferred Entities, except as required by a change in IFRS or applicable Law;

(g)            any adoption of any plan or agreement of merger, consolidation, reorganization, complete or partial liquidation of the Transferred Entities, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Transferred Entities under any similar Law;

(h)            create, incur, assume or guarantee, or allow the Transferred Entities to create, incur, assume or guarantee, any Indebtedness in excess of S/1,500,000 in the aggregate (other than trade payables of the Target Company Group incurred in the ordinary course of business);

(i)             cancel or forgive, or accelerate or prepay, any material Indebtedness or claims except in the ordinary course of business consistent with past practice;

(j)             make any loans or advances to any Person (other than advancement of expenses to officers and employees in the ordinary course of business consistent with past practice);

(k)            make, or commit to make, any single capital expenditure which is in excess of S/1,500,000 or series of capital expenditures which are, in the aggregate, in excess of S/9,000,000;

(l)             lease, sublease or acquire (i) by merging or consolidating with, or by purchasing any share capital or other Equity Interests in, or portion of the properties or assets of, or by any other business combination or manner, any business or any Person or other business organization or any division thereof, or (ii) any material assets or properties;

(m)           sell, lease, sublease, pledge, license or otherwise dispose of, or grant, amend or suffer to exist any Encumbrance with respect to, any material properties or assets of the Transferred Entities (other than sales or dispositions of assets in the ordinary course of business in a manner consistent with past practice);

(n)            (i) change its practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable outside the ordinary course of business; (ii) offer to discount the amount of any account receivable outside the ordinary course of business; or (iii) extend any incentive (whether to an account debtor, an account creditor or any employee or third party responsible for the collection of receivables or the payment of payables) with respect to any account receivable or account payable or the payment or collection thereof outside the ordinary course of business;

(o)            enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement or amend, modify, supplement, waive, terminate, assign, convey, Encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in any Material Contract or such Contract that would have been a Material Contract had it been entered into prior to this Agreement, other than (A) expirations of any such Contract in the ordinary course of business pursuant to the terms of such Contract or (B) non-exclusive licenses under Intellectual Property granted in the ordinary course of business consistent with past practice;

(p)            enter into any Contracts, commitments, agreements or proxies relating to the voting of, or that provide preemptive rights, rights of first refusal, rights of first offer, drag-along rights, tag-along rights, any other transfer restrictions, registration rights or any other similar rights with respect to, any shares of outstanding capital stock or any other equity securities of any member of the Transferred Entities;

(q)            except to the extent specifically set forth in Schedule 1.01(d): (i) enter into, amend, modify, supplement, waive, terminate, Encumber or otherwise transfer, in whole or in part, any rights or interest pursuant to or in (A) any Affiliate Contract or (B) any Contract with any Seller or any Related Party of any Seller, (ii) make any payment (whether in cash, in-kind or otherwise) to or for the benefit of any Seller or any Related Party of any Seller (including any directors’ fees, monitoring fees, bonuses, loan repayments or management fees or any other similar fees) or waive, forgive, discount, defer, release or discharge any amount or Liability owed by any Seller or any Related Party of any Seller to any Transferred Entity or claim (howsoever arising) against any Seller or any Related Party of any Seller, or (iii) create, assume, pay, discharge, incur or suffer to exist any Liability, Encumbrance, guarantee or indemnity in favor of or for the benefit of any Seller or any Related Party of any Seller;

(r)             commence, initiate, settle, satisfy, release or forgive any Action that (A) involves or would reasonably be expected to involve payments by any member of the Transferred Entities in excess of S/300,000 individually, or S/900,000 in the aggregate or (B) would impose any material non-monetary obligation or restriction on any member of the Transferred Entities that would continue after the Closing;

(s)             incorporate or form any Subsidiaries;

(t)             terminate, let lapse or materially amend or modify any insurance policy maintained by the Transferred Entities unless such policy is replaced by a reasonably comparable policy; or

(u)            agree, authorize, approve or commit to do any of the foregoing.

Nothing contained in this Agreement shall be construed to give Buyer, directly or indirectly, the right to control any member of the Target Company Group prior to the Closing.

Section 6.02          Access to Information. From the date hereof until the Closing, and subject to compliance with all applicable Laws (including antitrust laws) and the entering into clean team arrangements if so required, Sellers shall, and shall cause the Transferred Entities to, use its commercially reasonable efforts to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the books and records, contracts, agreements, premises, facilities, assets, and other documents and data related to the Transferred Entities and to employees thereof; (b) furnish Buyer and its Representatives with such financial, operating, and other data and information related to the Transferred Entities as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Transferred Entities to cooperate with Buyer in its investigation of the Transferred Entities, including instructing their accountants to give Buyer reasonable access to the accountants’ work papers; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company or CPAC, as the case may be, under the supervision of such entity’s personnel and in such a manner as not to unreasonably interfere with the normal operations thereof. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Humberto Nadal or such other individuals as Humberto Nadal or the Sellers may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be required to disclose, or cause CPAC to disclose, any information to Buyer if such disclosure would, based on the advice in writing of Sellers’ outside counsel: (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Securities Laws or other applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided that, to the extent such information is not available to Purchaser for a reason described in clauses (x) and (y) of this Section 6.02, the Sellers shall inform Buyer of the general nature of any information withheld pursuant to clauses (x) or (y) and shall use reasonable efforts to make alternative disclosure arrangements to make available to Buyer as much information as reasonably possible related thereto without resulting in the outcomes described in clauses (x) and (y) of this Section 6.02. Prior to the Closing, without the prior written consent of the Sellers, which shall not be unreasonably withheld, delayed or conditioned, Buyer shall not contact any suppliers to, or customers of, any Target Company Group member and Buyer shall have no right to perform invasive, destructive or subsurface investigations of any Target Company Group member’s properties or any other environmental sampling (such as indoor air sampling). Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03          Supplement to Disclosure Schedules. If, within thirty (30) days after the date of this Agreement, the Sellers identify a fact, matter or circumstance that was not included on the Disclosure Schedules, the result of which would result in a representation or warranty of the Sellers set forth in Article III or Article IV not to be true and correct as of the date of this Agreement, the Sellers may, by written notice to Buyer, supplement the applicable Disclosure Schedule to make such additions to such Disclosure Schedule as are required to make such representation and warranty of the Sellers true and correct. Any update delivered pursuant to this Section 6.03 shall not (a) cure or waive any breach of a representation or warranty, or waive the rights of any Buyer Indemnified Party under Article VIII, or (b) modify or qualify any representation or warranty for purposes of determining whether the condition to Closing set forth in Section 7.02(a) shall have been satisfied or waived; provided that if any update delivered pursuant to this Section 6.03 discloses a fact, matter or circumstance that would cause a representation or warranty to be inaccurate such that the condition to Closing in Section 7.02(a) would not be satisfied, the Buyer may, at its sole discretion, terminate this Agreement without any Liability to any Person by delivering written notice of termination within ten (10) Business Days of receipt of such update.

Section 6.04          Director and Officer Indemnification and Insurance.

(a)             Buyer agrees that all rights to indemnification, advancement of expenses, and exculpation by any Target Company Group member now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of any Target Company Group member, as provided in the certificate of incorporation or by-laws of any Target Company Group member, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.04(a) of the Disclosure Schedules, in each case, with respect to matters occurring prior to the Closing, shall survive the Closing Date and shall continue in full force and effect for a period of six (6) years after the Closing Date in accordance with their respective terms.

(b)            The Sellers and Buyer shall cause the Company and CPAC to (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained thereby immediately prior to the Closing Date (provided that such Target Company Group member may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers thereof when compared to the insurance maintained thereby as of the date hereof), or (ii) obtain, as of the Closing Date, “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of such Target Company Group member when compared to the insurance maintained thereby as of the date hereof, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c)             The obligations of Buyer and the Sellers under this Section 6.04 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.04 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.04 applies shall be third-party beneficiaries of this Section 6.04, each of whom may enforce the provisions of this Section 6.04).

(d)            In the event Buyer, the Company, CPAC or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall succeed to or assume all of the obligations set forth in this Section 6.04.

Section 6.05          Confidentiality.

(a)             Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, non-public information provided to Buyer pursuant to this Agreement, in each case, until the Closing, at which time the Confidentiality Agreement and the obligations of Buyer and its Affiliates thereunder shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect.

(b)            From and after the Closing, the Sellers shall, and shall cause their Affiliates and Representatives to, hold in strict confidence and not disclose to any Person or use (without the prior written consent of Buyer), directly or indirectly, any and all non-public documents and non-public information concerning the Transferred Entities and their businesses; provided that the Sellers may disclose such information (a) if required to do so by applicable Law, provided that the Sellers, to the extent legally permitted, promptly notify in writing Buyer in advance of disclosing such information and takes all reasonable steps to minimize the extent of any such required disclosure; (b) to the extent it becomes generally available to the public other than by virtue of a breach of this provision by the Sellers or their Representatives; and (c) in connection with the enforcement of any right or remedy relating to this Agreement. Sellers agree that they will be responsible for any breach or violation of the provisions of this Section 6.05 by any of Sellers’ Affiliates or Representatives.

Section 6.06          Governmental Approval.

(a)             Each of Buyer and the Sellers shall use its commercially reasonable efforts to take or cause to be taken, all actions, and cooperate with each other (subject to applicable Law and the terms of this Agreement) in order for the Buyer to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities that are required for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party hereto shall, in consultation and cooperation with the other, in order for the Buyer to prepare and file such consents, authorizations, orders, and approvals after the execution of this Agreement, and in any event within twenty (20) Business Days of the date of this Agreement. The parties hereto shall not willfully take any action that would have the effect of materially delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals under applicable antitrust Laws necessary for the consummation of the transactions contemplated by this Agreement. With regards to the Governmental Approval, Buyer shall (i) not later than twenty (20) Business Days after the execution of this Agreement, make the required filings as required by applicable Law in connection with the obtaining of the Governmental Approval or as required by INDECOPI in connection therewith; and (ii) subject to appropriate confidentiality protections and applicable Law (A) furnish all information reasonably required for the Governmental Approval to be obtained; (B) (x) provide drafts of all documents that are going to be filed prior to submission to the INDECOPI to allow for the Sellers to review and provide suggestions, (y) prior to submission to the INDECOPI, consider in good faith any comments suggested by Sellers and (z) following submission thereof, provide copies of all documents that are going to be filed; (C) keep the Sellers informed of any material communication received, or given to INDECOPI; (D) reasonably consult and cooperate with the Sellers in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals submitted in connection with the Governmental Approval; and (E) not participate independently in any material meeting, or engage independently in any substantive conversation, with INDECOPI, unless prohibited by INDECOPI, without giving the Sellers reasonable prior notice of the existence of the meeting or conversation and, if permitted by INDECOPI, the opportunity to attend or participate. If Sellers Representative identifies to Buyer any information or materials in respect of the Sellers as being confidential or sensitive prior to the time Buyer submits such information or materials to INDECOPI, then Buyer shall request INDECOPI at the time of the submission of such information or materials that such information or materials be classified as confidential information in accordance with INDECOPI’s policies and procedures.

(b)            Notwithstanding anything in this Section 6.06 or elsewhere in this Agreement to the contrary, nothing in this Section 6.06 or otherwise in this Agreement shall require Buyer or any Affiliate of Buyer to propose, negotiate, effect or agree (and Sellers shall not, and shall cause the Transferred Entities not to, agree without the prior written consent of Buyer, which may be withheld, conditioned or delayed in Buyer’s sole discretion) to, (i) the sale, divestiture, license or other disposition or holding separate (through establishment of a trust or otherwise) of any assets (whether tangible or intangible) or businesses of Buyer or any Affiliate of Buyer in each case, located or existing outside of the Republic of Peru, (ii) take any action that limits or purports to limit the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets (whether tangible or intangible) of Buyer or any Affiliate of Buyer, in each case, located or existing outside of the Republic of Peru, (iii) terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of Buyer or any Affiliate of Buyer, in each case, located or existing outside of the Republic of Peru; (iv) create any relationships, ventures, contractual rights, obligations or other arrangements of Buyer or any Affiliate of Buyer, in each case, outside of the Republic of Peru, or (v) modify or amend this Agreement or any of Buyer’s rights under this Agreement. Nothing herein shall require Buyer or permit Sellers or any of their Subsidiaries (without the prior consent of Buyer) to litigate, or otherwise contest, defend or initiate, any Action (including any judicial or administrative proceeding) against or with any Governmental Authority.

(c)            Purchaser and Seller may (x) designate any non-public information to any Governmental Authority as “outside counsel only” and any such information will not be shared with the Representatives of the other party, and (y) redact any valuation and related information before sharing any information provided to any Governmental Authority with the other party on an “outside counsel only” basis. Notwithstanding anything in this Section 6.06 or elsewhere in this Agreement to the contrary, Buyer shall determine, in its sole discretion, the strategy to be pursued for obtaining and lead the effort to obtain all necessary actions or nonactions and consents and authorizations (including the Governmental Approvals) from any Governmental Authorities in connection with this Agreement and the transactions contemplated by this Agreement and the Sellers shall take (or cause to be taken) all reasonable actions to support Buyer in connection therewith.

Section 6.07          Post-Closing Access to Books and Records.

(a)             To facilitate the resolution of any claims made against or incurred by the Company prior to the Closing, or for any other reasonable business purpose, for a period of six (6) years after the Closing, Buyer shall:

(i)                retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in existence at the Closing that are required to be retained under current written retention policies of the Company; and

(ii)               upon reasonable advance notice and under the supervision of Buyer’s or its Affiliate’s personnel afford the Sellers Representative, at the Sellers’ expense, reasonable access (including the right to make photocopies), during normal business hours and in a manner as to not to unreasonably interfere with the operations of the Company, to such books and records.

(b)           Notwithstanding anything to the contrary contained in this Section 6.07, Buyer shall not be obligated to provide Sellers Representative with access to any books or records (including personnel files) pursuant to this Section 6.07 (A) where such access would (i) violate or conflict with any Law, fiduciary duty or binding agreement, (ii) jeopardize any attorney-client or other privilege, or (iii) result in the disclosure of competitively sensitive information; or (B) in connection with any Action in which the parties hereto or their respective Affiliates’ interests are adverse to one another.

Section 6.08          Closing Conditions; Third-Party Consents.

(a)            From the date hereof until the Closing, subject to the terms (including Section 6.06) and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to satisfy the closing conditions set forth in Article VII hereof prior to the Drop Dead Date.

(b)            Sellers shall, and shall cause each Transferred Entity to, use its commercially reasonable efforts to obtain all necessary consents, approvals or waivers required to be obtained by the Transferred Entities from Third Parties in connection with this Agreement and the transactions contemplated by this Agreement, including the consents, approvals and waivers listed on Section 6.08(b) of the Disclosure Schedule. Buyer shall be provided the opportunity to review and comment on the form of such consents, approvals and waivers within a reasonable period of time prior to distribution to such Third Parties and the Sellers shall keep Buyer reasonably advised of the status of any such consents, approvals or waivers. None of Sellers or Transferred Entities shall accept or agree to any consent, approval or waiver conditioned on the undertaking of any obligations by Buyer, its Affiliates or the Transferred Entities (whether in the form of payment, non-monetary consideration, a guarantee, any other agreements or otherwise) without the prior written consent of Buyer.

Section 6.09          Public Announcements. Unless otherwise required by applicable Law, any Governmental Authority (including the SEC) or any stock exchange requirements (based upon the reasonable advice of outside counsel, and in which case the disclosing party shall, to the extent practicable, provide the other parties with the opportunity to review and comment in advance of such disclosure), no party to this Agreement shall, directly or indirectly, make or issue any press release or public announcements or statements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned, or delayed), and the parties shall reasonably cooperate as to the timing and contents of any such press release or announcement.

Section 6.10         Leakage. Each of the Sellers acknowledges and agrees that no Leakage shall occur during the period between the date of this Agreement and the Closing Date. Without limiting the generality of the foregoing (including any indemnification rights of Buyer under this Agreement in connection with any Leakage), from the date of this Agreement until the Closing, the Sellers shall give prompt written notice (and in no event later than five (5) Business Days) to Buyer of the existence of any Leakage of which it becomes aware (“Discovered Leakage”).

Section 6.11          Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, without any additional consideration, use its reasonable best efforts to promptly execute and deliver such additional documents, instruments, certificates, public deeds, conveyances, and assurances, and take such further actions as may be reasonably required or necessary to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.12          Tax Matters.

(a)            Sellers shall prepare and file, or cause to be prepared and filed, when due all Tax Returns required to be filed by the Company prior to the Closing Date (“Pre-Closing Returns”) and shall timely pay all Taxes shown thereon. Such Pre-Closing Returns shall be prepared on a basis consistent with those prepared for prior Taxable periods unless a different treatment of any item is required by applicable Tax Law. Buyer shall prepare and file, or cause to be prepared and filed all Tax Returns of the Company other than Pre-Closing Returns. With respect to Income Tax Returns which are required to be prepared and filed by Buyer after the Closing Date and which relate to Pre-Closing Tax Periods (including Straddle Periods), Buyer shall deliver each such Income Tax Return to the Sellers for its review and comment at least thirty (30) days prior to the applicable filing deadline (or as soon as reasonably practicable in advance of the applicable filing deadline, but in no event less than ten (10) days prior to the applicable filing deadline) and shall take into account in good faith any comments timely provided by Sellers with respect thereto. Buyer shall pay all Income Taxes shown thereon and Sellers shall remit to Buyer within five (5) days after the filing of such Tax Returns the full amount of the Income Taxes shown as due thereon (or the portion of the Income Taxes shown thereon attributable to the Pre-Closing Tax Period in the case of a Straddle Return, with such portion determined in accordance with Section 6.12(d)).

(b)            Other than any credit or other commercial agreement entered into in the ordinary course of business, the principal purpose of which is not the allocation of Taxes, all Tax Sharing Agreements with respect to or involving the Company shall be terminated as of the Closing Date and, from and after the Closing Date, neither Sellers nor the Company shall be obligated to make any payment to any Person pursuant to any such Tax Sharing Agreements or other agreement or arrangement, and all other rights and obligations resulting from any such agreement or arrangement shall cease.

(c)            If the Company is permitted but not required under applicable Income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties hereto shall treat that day as the last day of a taxable period.

(d)            For purposes of determining Taxes which are Pre-Closing Taxes, in the case of Taxes arising in any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of any Taxes based upon the income, sales, margins or receipts and any other similar Taxes, attributable to the portion of the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date, and the amount of property, ad valorem or similar Taxes attributable to the Pre-Closing Tax Period shall equal the amount of such Tax that would apply for the entire Straddle Period if the results for the portion of the Pre-Closing Tax Period prior to the Closing Date determined from such interim closing were annualized multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period, less the amount of any Taxes already paid by the Company during the portion of the Straddle Period ending on the Closing Date. No later than five (5) Business Days prior to the due date (including extensions) of a Tax Return that relates to any Pre-Closing Taxes, Sellers shall pay to Buyer the portion of Taxes shown as due on such Tax Return of the Company that are Pre-Closing Taxes. Tax deductions of the Company (including those attributable to depreciation, amortization, capitalized fees, interest and original issue discount) (the “Transaction Tax Deductions”), which arise out of or relate to the following shall be allocated to Pre-Closing Tax Periods and be reflected on the Pre-Closing Income Tax Returns of the Company to the extent permitted by applicable Law to be deducted in a Pre-Closing Tax Period (determined on at least at a “more likely than not” or higher comfort level): (i) capital expenditures made by the Company on or before the Closing Date, and (ii) payment of any Company Financial Indebtedness (including deductions attributable to capitalized fees, interest and original issue discount) on or around the Closing Date. For clarity, the cost recovery deductions or allowances in respect of such capital expenditures or payment required by applicable Law to be deducted in a Post-Closing Tax Period shall not constitute Transaction Tax Deductions.

(e)            After the Closing, Sellers and Buyer shall cooperate, as and to the extent reasonably requested by the other party, and shall use commercially reasonable efforts to cause their respective Affiliates to cooperate with the Company, and with each other, in connection with the preparation of any Tax Return, any refund claim or any Tax audits, Tax disputes or administrative, judicial or other proceedings related to any Taxes (each, a “Tax Controversy”) with respect to the activities or filings of the Company. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information, including work papers of the Company and its auditors. For the avoidance of doubt, nothing in this Agreement (including Section 6.12) shall require Buyer to provide or make available any consolidated, affiliated, combined, unitary or similar Tax Return that includes Buyer or any of its Affiliates (other than the Company) to any Person.

(f)             If, after the Closing Date, the Company, Buyer or Sellers receive any document with respect to the Tax matters of the Company that could affect the other parties, the party receiving such document shall supply a copy of such document to the potentially affected party within seven (7) days of receipt. For this purpose, such Tax documents shall include requests for information, notices of proposed adjustment, revenue agent’s reports or similar reports and notices of deficiency. Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, or any Tax Controversy, or as required by applicable Law.

(g)            After the Closing Date, Sellers shall have the right to control at its expense, any Tax Controversies that relate exclusively to Pre-Closing Taxes for which Sellers are liable under this Agreement (“Seller-Controlled Tax Controversy”), to employ counsel and other advisors of Sellers’ choice at Sellers’ expense and to control the conduct of such Seller-Controlled Tax Controversy, including settlement or other disposition thereof; provided, however, that Buyer shall have the right to participate in (but not control) any such Seller-Controlled Tax Controversy that may adversely affect the Company or the Buyer for any periods ending after the Closing Date at Buyer’s own expense. Sellers may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with any Tax Authority with respect to such Seller-Controlled Tax Controversies, and may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by Sellers with respect to such Seller-Controlled Tax Controversies; provided however that (i) such actions do not materially adversely affect the Company or the Buyer (ii) Sellers shall keep the Buyer reasonably informed regarding any such Seller-Controlled Tax Controversies, and (iii) no settlement or other disposition of any claim for Tax which could increase Taxes of the Company or the Buyer in any Post-Closing Tax Period shall be agreed to without the Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, any Tax Controversy (or portion of a Tax Controversy) that relates to a Straddle Period shall not be a Seller-Controlled Tax Controversy and Buyer shall have sole and exclusive control over the conduct of any such Tax Controversy in accordance with clause (h) of this Section 6.12.

(h)            The Buyer shall have the right to control, in its sole discretion, the conduct of any Tax Controversy that is not a Seller-Controlled Tax Controversy (“Buyer-Controlled Tax Controversy”). To the extent a Buyer-Controlled Tax Controversy relates to more than a de minimis amount of Taxes for which the Sellers are required to indemnify the Buyer pursuant to this Agreement, the Buyer shall allow the Sellers to participate in any such proceeding at the sole cost and expense of Seller. Buyer shall keep Sellers reasonably informed regarding any such Buyer-Controlled Tax Controversies; and Buyer shall not settle or otherwise dispose of the Tax Controversy (to the extent such settlement or compromise would result in an increase in Taxes for which the Sellers are required to indemnify the Buyer pursuant to this Agreement) without the Sellers’ consent, which shall not be unreasonably withheld, conditioned or delayed.

(i)             All refunds of Income Taxes of the Company received by the Company prior to Closing or Taxes paid by Sellers after Closing pursuant to the terms of this Agreement, in each case, in respect of a Pre-Closing Tax Period (or of Income Taxes relating to the portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 6.12(d)) (whether in the form of cash received by the Company after Closing or a credit or offset against Taxes otherwise payable in respect of a Post-Closing Tax Period) shall be the property of Sellers except to the extent such refund of Income Taxes was included as an asset in determining the Purchase Price. Buyer shall cooperate with Sellers in the filing of any claim for a refund of Taxes to which Sellers is entitled pursuant to this Agreement. To the extent that Buyer or the Company realizes a refund that is the property of Sellers, Buyer shall pay the amount of such refund (and interest received from the applicable Tax Authority net of any Income Tax arising from the receipt of such interest if a deduction is not allowed for the payment of such interest over to Sellers) to Sellers by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers. The amount due to Sellers shall be payable ten (10) days after receipt of the refund from the applicable Tax Authority (or, if the refund is in the form of credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset). Notwithstanding the foregoing, Buyer shall not be required to pay any amount to Sellers with respect to a Tax refund pursuant to this Section 6.12(h) to the extent such refund is attributable to the carrying back of any net operating loss deduction or similar Tax attribute that was realized in a taxable period or portion thereof beginning after the Closing Date.

(j)             Buyer shall not, in each case without the prior written consent of Sellers, (i) amend or permit the amendment of any Tax Return of the Company for a Pre-Closing Tax Period or Straddle Period, (ii) waive or permit to be waived any limitations period with respect to such Tax Returns, (iii) make or permit to be made any Tax election with respect to the Company that has retroactive effect to any Pre-Closing Tax Period or Straddle Period, (iv) take any action outside of the ordinary course of business on the Closing Date, or (v) carry back any net operating loss from a period commencing after the Closing Date to any Pre-Closing Tax Period.

Section 6.13          Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be borne by each party hereto in accordance with applicable Law. For the avoidance of doubt, the Peruvian Tax on Financial Transactions (Impuesto a las Transacciones Financieras or ITF, per its Spanish acronym) does not constitute a Transfer Tax. Any ITF applicable to the payment of the Purchase Price, shall, in accordance with applicable Law, be borne exclusively by the Sellers. If a Seller is required by Law to file any Tax Return or other documentation in respect of a Transfer Tax, such Seller shall prepare and file such Tax Return and pay the amount shown as due thereon. If Buyer is required by Law to file any Tax Return or other documentation in respect of a Transfer Tax, Buyer shall prepare and file such Tax Return and pay the amount shown as due thereon with the amount withheld from such Seller, if applicable. At the request of Sellers, Buyer shall reasonably cooperate in making any filings required in order to obtain a refund for any Transfer Tax incurred in connection with the transactions contemplated by this Agreement. Any refunds of Transfer Taxes paid by Sellers shall be for the account of Sellers. To the extent permitted under applicable Law, Buyer shall cooperate with Sellers as reasonably requested by Sellers in order to minimize or avoid Transfer Taxes arising out of the transactions contemplated by this Agreement.

Section 6.14          Release.

(a)             Except as provided in Section 6.14(f) below, effective as of the Closing, the Buyer, on behalf of itself and its Affiliates (including the Transferred Entities after the Closing) and their officers, directors, employees, agents, successors, and assigns (collectively, the “Buyer Releasing Parties”), releases the Sellers and, in their capacities as such, each of their respective officers, directors, partners, members, managers, shareholders, Affiliates (excluding the Transferred Entities after Closing), agents, attorneys, employees, predecessors, successors, heirs and assigns (collectively, the “Seller Released Parties”) from any and all controversies, disputes, claims, cross-claims, counter-claims, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or obligation or liability (whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed), of any nature whatsoever in law and in equity, past and present and whether known or unknown, suspected, or claimed against any of its, his or her Seller Released Parties that such Buyer Releasing Party, or any officer, director, manager, trustee, spouse, heir, executor, administrator, successor or assign of such Buyer Releasing Party, has or may have, which (i) arise out of or are connected with any Target Company Group member and (ii) relate to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this Agreement (all of the foregoing collectively referred to herein as such Buyer Releasing Party’s “Seller Released Claims”); provided, however, the Seller Released Claims do not include (A) the rights of the Buyer or any Buyer Releasing Party under this Agreement or the Escrow Agreement, (B) claims against any Seller Released Party for Fraud, (C) claims against any directors, managers or officers of any Transferred Entity concerning any willful misconduct or any counterclaims against such Person in respect of any requests for indemnification by such Person, or (D) any rights to indemnification as a result of such Buyer Releasing Party’s service as an officer, manager or director of any Transferred Entity pursuant to (x) the organizational documents of such entity, (y) applicable Law and (z) any directors’ and officers’ liability or similar insurance policy maintained by such entity.

(b)            Except as provided in Section 6.14(f) below, effective as of the Closing, each Seller, on behalf of itself and its officers, directors, employees, agents, successors, and assigns (collectively, the “Seller Releasing Parties”), releases Buyer and each Transferred Entity and, in their capacities as such, each of their respective officers, directors, partners, members, managers, shareholders, Affiliates, agents, attorneys, employees, predecessors, successors, heirs and assigns (collectively, the “Buyer Released Parties”) from any and all controversies, disputes, claims, cross-claims, counter-claims, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or obligation or liability (whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed), of any nature whatsoever in law and in equity, past and present and whether known or unknown, suspected, or claimed against any of its, his or her Buyer Released Parties that such Seller Releasing Party, or any officer, director, manager, trustee, spouse, heir, executor, administrator, successor or assign of such Seller Releasing Party, has or may have, which (i) arise out of or are connected with any Target Company Group member, and (ii) relate to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this Agreement (all of the foregoing collectively referred to herein as such Seller Releasing Party’s “Buyer Released Claims”); provided, however, the Buyer Released Claims do not include (A) the rights of the Sellers under this Agreement or the Escrow Agreement, (B) claims against any Buyer Released Party for Fraud, (C) claims against any directors, managers or officers of any Transferred Entity concerning any willful misconduct prior to the Closing or any counterclaims against such Person in respect of any requests for indemnification by such Person, or (D) any rights to indemnification as a result of such Seller Releasing Party’s service as an officer, manager or director of any Transferred Entity prior to the Closing pursuant to (x) the organizational documents of such entity, (y) applicable Law and (z) any directors’ and officers’ liability or similar insurance policy maintained by such entity.

(c)            Each Buyer Releasing Party and Seller Releasing Party acknowledges and intends that such Buyer Releasing Party’s and Seller Releasing Party’s execution and delivery of this release shall be effective as a bar to each and every one of the Buyer Released Claims or Seller Released Claims, as applicable, and expressly consents and agrees that this release shall be given full force and effect according to each and all of its express terms and provisions.

(d)            Each Buyer Releasing Party and Seller Releasing Party hereby covenants not to sue or to institute or cause to be instituted any proceeding or any court or other tribunal against the Buyer Released Parties or the Seller Released Parties, as applicable, that is related directly or indirectly to any of the matters released in this Section 6.14. If any Buyer Releasing Party or Seller Releasing Party sues or otherwise institutes any such proceeding, that proceeding shall be dismissed upon presentation of this Agreement to the applicable agency, court or tribunal.

(e)            Each Buyer Releasing Party and Seller Releasing Party agrees that if such Buyer Releasing Party or Seller Releasing Party violates any provision of this Agreement, such Buyer Releasing Party or Seller Releasing Party will pay all costs and expenses of defending against any related or resulting suit or other proceeding incurred by his, her or its Buyer Released Parties or Seller Released Parties, as applicable, including reasonable attorneys’ fees.

(f)             Notwithstanding the foregoing, nothing herein shall operate to impair the rights and obligations under, or prevent any Buyer Releasing Party or Seller Releasing Party from asserting any claim against any Buyer Released Party or Seller Released Party that such Buyer Releasing Party or Seller Releasing Party may have, if any, arising under, this Agreement.

Section 6.15          Escrow Accounts.

(a)            As promptly as practicable after the date hereof, the Sellers Representative and the Buyer shall negotiate in good faith, and reasonably agree, the Escrow Agreement with the Escrow Agent.

(b)           On the twelfth (12th) month anniversary of the Closing Date, an amount equal to S/27,755,550 (minus any portion of the Escrow Funds claimed by or already paid to any Buyer Indemnified Party pursuant to claims made under this Agreement, including any such claims not fully resolved prior to such date) shall be released to Sellers Representative in accordance with the terms of this Agreement and the Escrow Agreement.

(c)             On the fifteenth (15th) month anniversary of the Closing Date, the remaining Escrow Funds (minus the aggregate amount claimed by any Buyer Indemnified Party pursuant to claims made under this Agreement and not fully resolved prior to such date) shall be released to Sellers Representative in accordance with the terms of this Agreement and the Escrow Agreement.

(d)             Sellers Representative shall distribute to each of the Sellers a portion of any funds released from the Escrow Account in accordance with the Consideration Spreadsheet.

(e)             Any distributions to Buyer or Sellers Representative from the Escrow Account shall be made pursuant to joint written instructions of Buyer and Sellers Representative to the Escrow Agent instructing the Escrow Agent to make such distribution in accordance with the terms of this Agreement and the Escrow Agreement.

Section 6.16          Release of the Pledge Agreement.

(a)             At or prior to Closing:

(i)                the Company and Banco de Credito del Perú shall have duly executed the public deeds (escrituras públicas) of the termination to the Pledge Agreement in form and substance satisfactory to Buyer; and

(ii)               the Company shall have filed the termination to the Pledge Agreement for registration with the applicable Peruvian Public Registry and delivered to Buyer satisfactory evidence of such filing.

(b)             as soon as practicable after the filing set forth in Section 6.16(a)(i) above, and in no event (i) after five (5) Business Days thereof, the Sellers Representative shall provide Buyer evidence of termination of the Pledge Agreement duly registered in the electronic record of CAVALI S.A. I.C.L.V and (ii) after thirty (30) Business Days thereof, the Sellers Representative shall provide the Buyer evidence of termination to the Pledge Agreement duly registered in the applicable Peruvian Public Registry, provided that said thirty (30)-Business Day period shall be automatically extended by an additional thirty (30) Business Days (or such longer period as may be agreed to by the Buyer in writing) in the event that the Sellers receive comments (observaciones) from the applicable Peruvian Public Registry with respect to the termination to the Pledge Agreement.

(c)             The Company shall be solely responsible for obtaining the necessary registrations for the termination of the Pledge Agreement and for covering all related costs, including, but not limited to, notarial and registration fees.

Section 6.17          Subsequent Tender Offer.

(a)             The Buyer hereby undertakes that it shall not, prior to the Closing, launch or attempt to launch a public tender offer (Oferta Pública de Adquisición Previa – OPA Previa) for the shares of CPAC.

(b)            The Buyer acknowledges and agrees to its obligation to carry out and complete a Subsequent Tender Offer in compliance with Securities Law, undertaking to fulfill such obligation within the maximum period established by said law.

(c)             The parties acknowledge and agree that the obligation to launch the Subsequent Tender Offer under the terms of this Agreement and applicable regulations is the sole responsibility of the Buyer. For the avoidance of doubt, neither the Seller nor its Affiliates shall have any direct or indirect liability in connection with the obligation to launch and complete the Subsequent Tender Offer.

(d)            The Buyer undertakes to assume any liability and to indemnify and fully hold harmless the Seller and its Affiliates, as well as their respective officers and directors, from any damages they may suffer as a result of any breach by the Buyer and for any reason related to its obligation to carry out and complete the Subsequent Tender Offer in accordance with the Securities Law and the provisions of this clause (d).

Section 6.18          Non-Solicitation.

(a)            From the Closing Date until the second (2nd) anniversary of the Closing Date (the “Restricted Period”), each Seller shall not, and each Seller shall cause each of its Affiliates not to, without the prior written consent of the Buyer, directly or indirectly, solicit or attempt to solicit for employment or employ or engage as a consultant or otherwise enter into any similar contractual arrangement with any Person of the Transferred Entities (i) who has the title of executive (gerente) (or equivalent role) or higher, or (ii) is listed in Section 6.18(a) of the Disclosure Schedule, or encourage any such Person to leave the employment of the Transferred Entities; provided, that the foregoing will not prohibit any Seller or any of its Affiliates from (i) making a general offer of employment to the public through advertisement or similar means that is not targeted or specifically directed towards employees of the Transferred Entities, or (ii) soliciting, employing or engaging as a consultant any employees or consultants who have been terminated by a Target Company Group (other than a termination for cause).

(b)            It is agreed and understood that the actions by the Sellers set forth in Section 6.18(b) of the Disclosure Schedules shall not constitute a breach of this Section 6.18.

(c)            The parties hereto acknowledge that the restrictions set forth in this Section 6.18 are reasonable in scope and duration. The parties hereto further acknowledge that the restrictions set forth in this Section 6.18, including with respect to scope and duration, are necessary, reasonable and fair in all respects to protect Buyer’s significant investment in the business, including its goodwill, and that Buyer would not enter into this Agreement without the restrictions contained in this Section 6.18. It is the desire and intent of the parties hereto that the provisions of this Section 6.18 be enforced to the fullest extent permissible under applicable Law. It is expressly further understood and agreed that although Seller and Buyer consider such covenants to be necessary, fair and reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in Section 6.18 is an invalid or unenforceable restriction against Seller or any of its Affiliates, the provisions of Section 6.18 shall not be rendered void but shall be deemed amended to apply to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable. Therefore, the parties hereto agree that money damages would not be a sufficient remedy for any threatened or actual breach of Section 6.18 by Sellers, and that, in addition to all other remedies it may be entitled to, Buyer shall be entitled to seek specific performance, or injunctive or other equitable relief, as a remedy for any such breach. in order to enforce or prevent any breach of this Section 6.18 without the requirement of posting a bond, other security or any similar requirement. The time period that Section 6.18 shall be in effect shall be extended by the length of any period during which Seller or any of its Affiliates is in breach of the terms of Section 6.18.

Section 6.19          Treatment of Existing Debt.

(a)             Prior to the Closing, the Sellers shall, and shall cause the Target Company Group and its and their respective Representatives to, use their reasonable best efforts to deliver any notification to, obtain any consent, approval or waiver from, and execute and deliver any amendment, modification or agreement reasonably required or requested by, (i) the lenders under the Existing Loan Agreement, pursuant to the terms of the Existing Loan Agreement, and (ii) any other lenders or counterparties under any other borrowing arrangements of the Target Company Group, in each case, in connection with the execution, delivery and performance of this Agreement by the Sellers and Buyer and the consummation of the transactions contemplated by this Agreement (collectively, the “Lender Consents”). The Sellers shall be solely responsible for the payment, at, prior to or after the Closing, of any fees, costs or expenses incurred or required to be paid arising out or relating to the Lender Consents. The Sellers shall, and shall cause the Target Company Group and its and their respective Representatives to, use their commercially reasonable efforts to (A) deliver any notification to the trustee or the bondholders of the Existing Bonds that is required or advisable under the Existing Bonds Indenture and (B) obtain an opinion from the relevant risk classification agencies confirming that the Existing Bonds will not be downgraded as a result of the consummation of the transactions contemplated by this Agreement.

(b)            Without limiting the foregoing, the Sellers and Buyer shall reasonably cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by Buyer to be taken by the Sellers or the Target Company Group under the Existing Loan Agreement in connection with the transactions contemplated by this Agreement. Buyer shall be provided the opportunity to review and comment on the form of such consents, approvals and waivers within a reasonable period of time prior to distribution to such Third Party and the Seller shall keep Buyer reasonably advised of the status of any such consents, approvals or waivers. None of Sellers or Transferred Entities shall accept or agree to any consent, approval or waiver conditioned on the undertaking of any obligations by Buyer, its Affiliates or the Transferred Entities (whether in the form of payment, non-monetary consideration, a guarantee, any other agreements or otherwise) without the prior written consent of Buyer.

(c)            The Sellers shall use commercially reasonable efforts to obtain (or cause to be obtained) prior to the Closing written confirmation from the relevant risk classification agencies that the consummation of the transactions contemplated by this Agreement will not result in a downgrade of the Existing Bonds.

Article VII
Conditions to Closing

Section 7.01          Conditions to Obligations of All Parties. The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)              (i) The consent of the INDECOPI under the Merger Control Law shall have been received without any conditions and shall be in full force and effect or (ii) such approval having been deemed to have been granted by virtue of the applicable statutory waiting period having expired ((i) and (ii) individually or jointly, the “Governmental Approval”).

(b)             No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise enjoining, restraining or prohibiting the consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)            The Company and Sellers shall have received all consents, authorizations, orders, and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders, and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and the Company, and no such consent, authorization, order, and approval shall have been revoked.

Section 7.02          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or at Buyer’s sole discretion, Buyer’s written waiver), at or prior to the Closing, of each of the following conditions:

(a)            (i) The Sellers’ Fundamental Representations shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made on and as of the Closing Date (other than Sellers’ Fundamental Representations that are made as of a specific date, which Sellers’ Fundamental Representations shall have been true and correct, in each case, as of such date), and (ii) all representations and warranties contained in Article III and Article IV (other than the Sellers’ Fundamental Representations) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (other than such other representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct, in each case, as of such date), in each case, except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect, and in each case, disregarding any limitations or qualifications as to “materiality” (including the word material), “Material Adverse Effect” or words of like meaning set forth therein.

(b)             Each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date. The Sellers shall have delivered the Consideration Spreadsheet contemplated in Section 2.05(a) to Buyer.

(c)             From and after the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)             The Sellers shall have delivered, or caused to be delivered, to Buyer the new stock certificate evidencing the Shares in the name of the Buyer, free and clear of all Encumbrances.

(e)             Buyer shall have received a certificate, dated the Closing Date and signed by an authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

(f)             The Sellers shall have delivered to Buyer a duly executed payoff letter for the Company Financial Indebtedness, in form and substance reasonably satisfactory to Buyer, stating the mechanism for the payment in full of the Company Financial Indebtedness, the account to which such payment shall be made, an undertaking to fully discharge the Company Financial Indebtedness upon such payment and the termination of, and release of all security under, the Pledge Agreement upon such payment (the “Company Financial Indebtedness Debt Payoff Letter”).

(g)             Buyer shall have received written evidence of the termination, effective as of the Closing, of all Contracts (other than the Contracts set forth in Section 7.02(g) of the Disclosure Schedules) between or among any Transferred Entity, on the one hand, and a Seller or any Affiliate or Representative of a Seller (other than a Transferred Entity), on the other hand, including all Affiliate Contracts (other than the Contracts set forth in Section 7.02(g) of the Disclosure Schedules).

(h)            Buyer shall have received written evidence, in form and substance reasonably satisfactory to Buyer, of the registration of the transfer of the Shares to Buyer in the stock ledger of the Company.

(i)             Buyer shall have received written evidence of the termination of the Usufruct Agreement and of the registration of such termination and the termination of, and release of all security under, the Pledge Agreement in the stock ledger of the Company (including the evidence of the execution of all documents necessary to effect the release of the Pledge Agreement before CAVALI ICLV).

(j)             Buyer shall have received a copy of the written notice delivered by the Sellers to the Company informing the Company of the transfer of the Shares in favor of the Buyer.

(k)            Buyer shall have received, effective as of the Closing Date, (x) resignation letters from all directors and officers of the Transferred Entities listed in Section 7.02(k) of the Disclosure Schedules, and (y) the minutes of one or more meetings of the board of directors of the Transferred Entities, as applicable, pursuant to which, in accordance with the second paragraph of Article 157 of the General Corporations Act, the directors designated by Buyer and notified in writing to Sellers at least two (2) days prior to the Closing have been duly appointed to replace the resigning directors identified in Section 7.02(k) of the Disclosure Schedules, except for such Persons as shall have been designated in writing prior to the Closing Date by Buyer to Sellers, releasing the Transferred Entities of any amount due or accrued as director or officer fees and acknowledging that they have no Actions of any nature against any Transferred Entity arising out of or relating to their capacity as directors or officers of such Transferred Entity.

(l)             Buyer shall have received the general shareholders’ meeting minutes books, board of directors meeting books and share ledgers of the Target Company Group.

(m)           The Sellers shall have delivered to Buyer a duly executed Escrow Agreement by Sellers Representative and the Escrow Agent.

(n)          The Sellers shall have delivered to Buyer a written consent (in each case, in form and substance reasonably acceptable to Buyer) to the transactions contemplated by this Agreement from the administrative agent (on behalf of the lenders and arrangers) under the Existing Loan Agreement and any other party whose consent to the transactions contemplated by this Agreement is required under the Existing Loan Agreement.

(o)          The Sellers shall have delivered to Buyer the notice contemplated by Section 6.19(a) to the trustee (on behalf of the holders of the Existing Bonds) under the Existing Bonds Indenture.

(p)          The Sellers shall have delivered to the Buyer evidence of the resignation of Eduardo Hochschild Beeck as an employee of CPAC, together with evidence that his corresponding severance/termination benefits (liquidación de beneficios sociales) and any other amounts owed to Eduardo Hochschild Beeck in his capacity as an employee have been fully paid.

Section 7.03         Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or at the Sellers’ sole discretion, the Sellers’ written waiver), at or prior to the Closing, of each of the following conditions:

(a)            The representations and warranties of Buyer contained in Article V shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date with the same effect as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)            Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)            Buyer shall have delivered to Sellers the Final Purchase Price, minus the Escrow Amount, minus, in the case of Farragut, the Peruvian Tax Payment, in each case, in accordance with the terms of this Agreement.

(d)            The Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(e)            Buyer shall have delivered to holders of outstanding Company Financial Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Company Financial Indebtedness as set forth on the Company Financial Indebtedness Debt Payoff Letter.

(f)             Buyer shall have delivered to Sellers a duly executed Escrow Agreement by Buyer and the Escrow Agent.

Article VIII
Indemnification

Section 8.01         Survival. The representations and warranties of the parties hereto contained in Article III, Article IV and Article V shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, however that the Sellers Fundamental Representations, the Tax Representations and any Fraud shall survive the Closing until the expiration of the applicable statute of limitations (taking into account any tolling or extensions thereof). None of the covenants in this Agreement that by their terms are required to be performed prior to the Closing shall survive the Closing and each such covenant shall terminate on and as of the Closing, and no claims may be brought with respect to such covenants from or after the Closing; provided, however, that all covenants and agreements (including the indemnification rights of Buyer) relating to any Leakage shall survive the Closing until fully performed or fulfilled, and claims may be brought in respect of any breach thereof. All other covenants that by their terms are to be performed, in whole or in part, at or after the Closing shall survive the Closing until fully performed or fulfilled, and claims may be brought in respect of any breach thereof. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until fully and finally resolved. For the avoidance of doubt, the parties hereby agree and acknowledge that the survival period set forth in this Section 8.01 is a contractual statute of limitations and any claim brought by any party pursuant to this Article VIII must be brought or filed prior to the expiration of the survival period.

Section 8.02          Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, from and after Closing, Sellers shall, jointly and severally, indemnify Buyer and its Affiliates (including the Transferred Entities), Representatives, successors and assigns (each, a “Buyer Indemnified Party”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in Article III and Article IV of this Agreement or in any certificate delivered hereunder, in each case, as of the date of this Agreement or as of the Closing Date with the same force and effect as if made on and as of the Closing Date (or, in the case of any representation or warranty expressly made as of an earlier date, as of such date) (it being understood and agreed that, for purposes of determining only the existence of any inaccuracy in or any breach of any representation or warranty, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word material), “Material Adverse Effect” or words of like meaning set forth therein); provided that, with respect to any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in Article IV, in the case of a Loss paid, incurred or sustained by, or imposed upon, any member of the Target Company Group, the Buyer Indemnified Parties shall be indemnified and held harmless by the Sellers for and against 50.01% of such Loss paid, incurred or sustained by, or imposed upon, such member of the Target Company Group.

(b)           any breach or non-fulfillment of any covenant, agreement, or obligation made or to be performed by any Seller or Sellers Representative (as applicable) at or after the Closing pursuant to this Agreement; and

(c)            any Excluded Liability.

Section 8.03         Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, from and after Closing, Buyer shall indemnify Sellers against, and shall hold Sellers harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Sellers based upon, arising out of, with respect to or by reason of:

(a)            any breach or any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article V of this Agreement, in each case, as of the date of this Agreement or as of the Closing Date with the same force and effect as if made on and as of the Closing Date (or, in the case of any representation or warranty expressly made as of an earlier date, as of such date); or

(b)            any breach or non-fulfillment of any covenant, agreement, or obligation made or to be performed by Buyer at or after the Closing pursuant to this Agreement.

Section 8.04          Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)            neither Sellers nor Buyers shall be liable for any claim for indemnification pursuant to Section 8.02(a) or Section 8.03(a), as applicable, with respect to any indemnification regarding a representation or warranty under Article IV or Article V, as applicable, unless and until the aggregate amount of Losses which may be recovered from the Indemnifying Party equals or exceeds an amount equal to S/18,503,700 (the “Deductible”), in which event, the Indemnified Party shall be entitled to recover from the Indemnifying Party that portion of such Losses paid, incurred or sustained by, or imposed upon, the Indemnifying Party in excess of the Deductible; provided, however, that the limitations set forth in this Section 8.04(a) shall not apply to any Losses related to any inaccuracy in or any breach of any Fundamental Representations or Fraud;

(b)            the aggregate amount of all Losses for which Sellers shall be liable under Section 8.02(a) with respect to any indemnification regarding a representation or warranty under Article IV shall not exceed an amount equal to the then-available Escrow Funds; provided, however, that the limitations set forth in this Section 8.04(b) shall not apply to any Losses related to any inaccuracy in or any breach of any Fundamental Representations or Fraud;

(c)          the aggregate amount of all Losses for which Buyer shall be liable under Section 8.03(a) with respect to any indemnification regarding a representation and warranty under Article V shall not exceed an amount equal to the Escrow Amount;

(d)             other than with respect to Fraud, the aggregate amount of all Losses for which Sellers shall be liable under Section 8.02(a) with respect to any indemnification regarding a Sellers Fundamental Representation or any other representation or warranty under Article III shall not exceed an amount equal to one hundred percent (100%) of the Purchase Price (the “Cap”);

(e)             payments by Sellers pursuant to Section 8.02 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds or any indemnity from third parties actually received by Buyer in respect of such claim (net of any collection costs, deductibles, premium adjustments, retrospectively rated premiums and any other costs or expenses incurred by Buyer or any Indemnified Party in connection with obtaining such recovery);

(f)           in no event shall Sellers be liable to Buyer for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity, diminution in value or any damages based on any type of multiple relating to the breach or alleged breach of this Agreement; provided that the foregoing shall not preclude recovery of Losses by an Indemnified Party (i) to the extent such Losses were awarded in a Third Party Claim, or (ii) with respect to Losses constituting incidental, consequential, special damages, including loss of future revenue or income, loss of business reputation or opportunity, diminution in value or any damages based on any type of multiple relating to the breach or alleged breach of this Agreement (but not punitive or indirect damages), which shall be recoverable if they were knowable and reasonably foreseeable, and proximately caused by the action or omission giving rise to the related indemnification claim hereunder;

(g)            Buyer shall take, and cause its Affiliates to take, reasonable steps, taking into account the relevant facts and circumstances, to mitigate any indemnifiable Loss hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto;

(h)          the parties hereto acknowledge and agree that they have not entered into this Agreement relying on any representation, warranty, undertaking, or obligation (whether indemnification-related or otherwise), whether express or implied, direct or indirect, of any kind from the other parties hereto, except for the representations, warranties, undertakings, and obligations of the Sellers that are expressly contained in this Agreement or in any certificate delivered in connection with this Agreement; and

(i)            an Indemnified Party may assert multiple indemnity claims based on different legal theories or provisions of this Agreement arising from the same event, occurrence, or set of facts; provided, however, that the Indemnified Party shall not be entitled to recover more than once for the same Losses suffered, regardless of the number or nature of claims asserted or the number of provisions invoked. For the avoidance of doubt, any such claims shall remain subject to the limitations on indemnification set forth in this Section 8.04.

Section 8.05          Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)           If any Indemnified Party receives notice of the assertion or commencement, or which may give rise to the assertion or commencement, of any Action, suit, claim or other legal proceeding (excluding, for the avoidance of doubt, any Action, suit, claim or other legal proceeding that may give rise to a claim for Loss under Section 6.12, which shall be subject to the procedures set forth in Section 6.12(g) and Section 6.12(h)) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third-Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Third-Party Claim Notice in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if known and reasonably determinable, of the Loss that has been or may be sustained by the Indemnified Party. Subject to Section 8.05(c), the Indemnifying Party shall inform within thirty (30) days of the receipt of such notice, or if applicable Law requires the Indemnified Party to respond to the Third-Party Claim in less than thirty (30) days, within a reasonable period under the circumstances, which in no event shall be less than ten (10) Business Days (unless the parties mutually agree in writing to a shorter period), from the Indemnified Party whether it will assume at its own cost and expense the defense and control of any Third-Party Claim, with its own counsel (reasonably satisfactory to the Indemnified Party); and the Indemnified Party shall reasonably cooperate in good faith in such defense, it being understood that such election shall be without prejudice to the rights of the Indemnifying Party to dispute whether such claim involves recoverable or indemnifiable Losses under this Agreement. Subject to Section 8.05(b) and Section 8.05(c), in the event that the Indemnifying Party assumes the defense of any Third-Party Claim it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party is not entitled to or elects not to assume, compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. At the Indemnifying Party's cost, Sellers and Buyer shall reasonably cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)          Subject to Section 8.05(c) below and notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement, compromise or discharge of, or the entry of any Governmental Order arising from, any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party (other than customary confidentiality, non-disparagement, or mutual release provisions that do not impose affirmative obligations or restrictions on the Indemnified Party's business or operations), does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement concurrently with the effectiveness of such settlement, (ii) not Encumber any of the assets or properties of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each such Indemnified Party from all Liabilities obligations in connection with such Third-Party Claim, then the Indemnifying Party shall give prompt written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)             If the Indemnified Party in good faith determines that (i) the conduct of the defense or any proposed settlement of any Third-Party Claim would reasonably be expected to materially adversely affect the Indemnified Party's Tax liability, (ii) the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third-Party Claim, (iii) such Third-Party Claim is a criminal Action brought or being prosecuted by a Governmental Authority, (iv) the Third-Party Claim seeks preliminary measurements, precautionary measurements or any other similar concept related to medidas cautelares or an injunction or equitable relief against any Indemnified Party or any of its Affiliates, (v) the Third-Party Claim seeks or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to this Article VIII, after taking into account all other pending or resolved claims against the Indemnifying Party under this Article VIII, (vi) a Governmental Authority has issued, or the Third-Party Claim seeks, a Governmental Order mandating the preliminary or final closure of any mining site, plant or location where the Transferred Entities operate their business, or (vii) the Indemnifying Party has failed or is failing to defend vigorously and in good faith the Third-Party Claim, then the Indemnified Party shall have the right at all times, at its sole election, to assume, take over, if applicable, and control the defense, settlement, negotiation or litigation relating to any such Third-Party Claim at the reasonable cost of the Indemnifying Party; provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third-Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(d)          If the Indemnified Party suffers a Loss as a result of the inaccuracy or breach of any representation, warranty, covenant or agreement from any claim related to any Tax matter, and in order to challenge (apelación) such claim it is required that any Indemnified Party make a payment of the Loss, the Indemnifying Party may challenge, subject to Section 8.05(b), such decision at its sole cost and expense if the Indemnifying Party makes the payment in full of the Loss to the corresponding Governmental Authority on behalf of the respective Indemnified Party within fifteen (15) Business Days after the Indemnified Party provides the Indemnifying Party with written notice of the required payment amount, payment instructions, and all information reasonably necessary to make such payment. The Indemnified Party shall reasonably cooperate with the Indemnifying Party to facilitate such payment and challenge. Any interest or penalties imposed by the Governmental Authority that are attributable to delays caused by the Indemnified Party's failure to provide timely notice, information, or cooperation shall not be the responsibility of the Indemnifying Party. If a final and non-appealable Governmental Order determines a reimbursement in favor of the challenged Indemnified Party, any such reimbursement shall be for the benefit of the Indemnifying Party, and the Indemnified Party shall promptly pay to the Indemnifying Party the amount actually received by the relevant Indemnified Party of such reimbursement (net of any reasonable costs or expenses incurred by the Indemnified Party in connection with obtaining such reimbursement).

(e)             Any claim by an Indemnified Party on account of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if known and reasonably determinable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party's investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request and if reasonably necessary. If the Indemnifying Party does not so respond within such thirty (30)-day period, to the extent practicable, the Indemnified Party shall provide written notice to the Indemnifying Party that it has failed to respond and that the Indemnifying Party has an additional seven (7) Business Days to respond before being deemed to have accepted its Liability. The Indemnifying Party may request in writing a reasonable extension of the initial thirty (30)-day period if additional time is required to complete its investigation, which extension shall not be unreasonably withheld by the Indemnified Party. Subject to this Section 8.05(e), if the Indemnifying Party does not respond within such additional seven (7) Business Day period (or any mutually agreed extension), the Indemnifying Party shall be deemed to have accepted its Liability to the Indemnified Party in respect of such claim. If the Indemnifying Party has disputed in writing its Liability to the Indemnified Party, the Indemnifying Party shall not be required to pay the amount of any such disputed Liability or related Losses until a final Governmental Order shall have been entered in respect thereof by a Governmental Authority of competent jurisdiction in accordance with Section 10.12.

Section 8.06          Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final adjudication by wire transfer of immediately available funds.

Section 8.07          Indemnity Escrow. Claims for indemnification by any Buyer Indemnified Party with respect to any Losses indemnifiable pursuant to Section 8.02(a) regarding a representation or warranty under Article IV (other than Losses relating to any inaccuracy in or any breach of any of the Fundamental Representations or Fraud) will be recoverable solely from the Escrow Funds remaining at any given time. Any other Losses arising pursuant to Section 8.02 (including Losses arising from breaches of the Fundamental Representations) shall be recoverable directly from Sellers (subject to Section 8.04).

Section 8.08         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.09          Exclusive Remedies. Subject to Section 10.13, the parties hereto acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.13 or to seek any remedy on account of Fraud by any party hereto.

Article IX
Termination

Section 9.01          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)             by the mutual written consent of Sellers Representative and Buyer;

(b)             by Buyer by written notice to Sellers Representative if:

(i)                Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure is not, or cannot be, cured by Sellers Representative by the earlier of (x) the Drop Dead Date (as defined below), and (y) the date that is thirty (30) days from the date of the Buyer’s notice; or

(ii)               the Closing shall not have occurred on or prior to 11:59 p.m. Lima, Peru on July 31, 2026 (such date and time, as it may be extended pursuant to the proviso to this Section 9.01(b)(ii) (the “Drop Dead Date”); provided that if on the Drop Dead Date any of the conditions set forth in Section 7.01(a), Section 7.01(b) (with respect to Section 7.01(b), as a result of a Law or Governmental Order that relates to any Merger Control Law or any other competition, merger control, antitrust or similar Law) or Section 7.01(c) shall not have been satisfied or waived, then the Drop Dead Date may be extended on one occasion by either Buyer or the Sellers Representative, in the sole discretion, for a period of ninety (90) days by written notice to the other party, and such date, as so extended, shall be the Drop Dead Date; provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to Buyer if Buyer’s failure to perform or comply with any of the covenants or agreements of Buyer set forth in this Agreement was the primary cause of the failure of the Closing to occur on or before the Drop Dead Date;

(c)          by Sellers Representative by written notice to Buyer if:

(i)                none of the Sellers is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure is not, or cannot be, cured by Buyer by the earlier of (x) the Drop Dead Date, and (y) the date that is thirty (30) days from the date of the Sellers’ notice;

(ii)               the Closing shall not have occurred on or prior to the Drop Dead Date (as may be extended in accordance with the proviso set forth in Section 9.01(b)(ii)), provided, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Seller if such Seller’s failure to perform or comply with any of the covenants or agreements of such Seller set forth in this Agreement was the primary cause of the failure of the Closing to occur on or before the Drop Dead Date; or

(d)            by either Buyer or Sellers Representative by written notice to other party if:

(i)                there shall be any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)              any Governmental Authority shall have issued a Governmental Order permanently or temporarily restraining or enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(e)            by Buyer by written notice to Sellers Representative pursuant to Section 6.03.

Section 9.02         Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          that the obligations set forth in this Article IX and Section 6.05 and Article X shall survive termination; and

(b)          that nothing herein shall relieve any party hereto from any Liability for any Fraud or the willful breach of this Agreement that occurred prior to such termination.

Article X
Miscellaneous

Section 10.01        Sellers Representative.

(a)            Each Seller irrevocably authorizes and appoints Sellers Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Sellers Representative pursuant to this Agreement, including the exercise of the power to:

(i)                give and receive notices and communications;

(ii)              agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer pursuant to Article VIII;

(iii)              litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VIII;

(iv)             execute and deliver all documents necessary or desirable to carry out the intent of this Agreement;

(v)               make all elections or decisions contemplated by this Agreement;

(vi)             engage, employ, or appoint any agents or representatives (including attorneys, accountants, and consultants) to assist Sellers Representative in complying with its duties and obligations; and

(vii)            take all actions necessary or appropriate in the good faith judgment of Sellers Representative for the accomplishment of the foregoing.

Buyer shall be entitled to deal exclusively with Sellers Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Sellers Representative, and on any other action taken or purported to be taken on behalf of any Seller by Sellers Representative, as being fully binding upon such Person. Notices or communications to or from Sellers Representative shall constitute notice to or from each of the Sellers. Any decision or action by Sellers Representative hereunder, including any agreement between Sellers Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 10.01, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Sellers, or by operation of Law.

(b)          The Sellers Representative may resign at any time, provided, however, in no event shall Sellers Representative resign without having first appointed a new Sellers Representative who shall assume such duties immediately upon the resignation or removal of Sellers Representative. Notice of such new Sellers Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Sellers Representative as described in Section 10.01(a) above.

(c)          The Sellers Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Sellers Representative shall be conclusive evidence of good faith). The Sellers shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Sellers Representative from and against, compensate it for, reimburse it for, and pay any and all losses, liabilities, claims, actions, damages, and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Sellers Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Sellers Representative, Sellers Representative shall reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct, or bad faith. The Representative Losses shall be satisfied from the Sellers, severally and not jointly (in accordance with their Pro Rata Shares).

Section 10.02        Expenses. Except as otherwise expressly provided herein (including Section 6.13 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the Governmental Approval (it being understood and agreed that each Seller and Transferred Entity shall be responsible for its own legal fees and expenses in respect of any filings or submissions under the Governmental Approval).

Section 10.03       Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to the Sellers (prior to Closing), to:	Inversiones ASPI S.A.
Calle La Colonia, No. 150, Urb. El Vivero, Surco,
Lima 33, Peru
E-mail:
	Attention:	Mr. Humberto Nadal - CEO

with a copy to (which shall not constitute notice):	Becker, Glynn, Muffly, Chassin & Hosinski LLP
299 Park Ave 16th floor, New York, NY 10171
E-mail:
	Attention:	Robert C. Muffly

Garrigues
Av. Víctor Andrés Belaúnde, 332 (Oficina 701)
San Isidro - Lima (Perú)
E-mail:
	Attention:	Oscar Arrus

If to Buyer, to:	Holcim Ltd
Grafenauweg 10, 6300 Zug, Switzerland
E-mail:

	Attention:	Virginie Darbo; Jeremy Keim

with a copy to (which shall not constitute notice):	Freshfields US LLP
3 World Trade Center 175 Greenwich Street New York, NY 10007
E-mail:
	Attention:	Paul K. Humphreys;
Enrique Dancausa

Muñiz, Olaya, Melendez, Castro, Ono y Herrera Abogados
Las Begonias 475, 6to piso, San Isidro
Lima, Peru
Email:
	Attention:	Mauricio Olaya Nohra

If to Sellers Representative or Sellers (after Closing), to:	Eduardo Hochschild Beeck
Hochschild Mining
Calle La Colonia, No. 180, Urb. El Vivero, Surco,
Lima 33, Peru
E-mail:

with a copy to:	Becker, Glynn, Muffly, Chassin & Hosinski LLP
299 Park Ave 16th floor, New York, NY 10171
E-mail:
	Attention:	Robert C. Muffly

Section 10.04        Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Exhibits and Schedules mean the Articles and Sections of, and Disclosure Schedules, Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (d) unless otherwise indicated, “the Target Company Group” shall refer to each member of the Target Company Group; (e) words importing the singular only shall include the plural and vice versa; (f) words importing any gender shall include other genders; (g) references to any Person include the successors and permitted assigns of such Person; (h) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement; and (i) all references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05      Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in a numbered section of the Disclosure Schedules shall constitute disclosure with respect to another particular section of the Disclosure Schedules to which the relevance of such disclosure is reasonably apparent on its face (without reference to any document referred to therein) that such information qualifies another representation and warranty of the Sellers. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company or Sellers that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 10.06        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.07      Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.08      Entire Agreement. This Agreement and the Escrow Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings, and agreements, both written and oral, with respect to the subject matter herein and therein. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.09      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.10       No Third-Party Beneficiaries. Except as provided in Section 6.07, Article VIII and Section 10.15, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.11       Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.12        Governing Law; Arbitration; Waiver of Jury Trial.

(a)           This Agreement is being executed and delivered, and is intended to be performed, in the State of New York, and the laws of the State of New York and of the United States of America (without regard to any conflicts of law, rules, or principles that would result in the application of the laws of another jurisdiction) shall govern the rights and duties of the parties and the validity, construction, enforcement, and interpretation of this Agreement.

(b)          Any dispute, controversy, or claim arising out of or relating to this Agreement, any other transaction document, or the transactions contemplated hereby, including the validity, interpretation, performance, breach, or termination thereof, shall be finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), which rules are deemed to be incorporated by reference into this clause (b). The seat of arbitration shall be New York, New York, United States of America. The tribunal shall consist of three arbitrators. The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within thirty (30) days of the receipt of the request for arbitration. The two arbitrators nominated by the parties shall nominate a third arbitrator within thirty (30) days after the nomination of the later-nominated arbitrator. The third arbitrator shall act as chairperson of the tribunal. If any of the three arbitrators are not nominated within the time prescribed above, then the ICC shall appoint the arbitrator(s) in accordance with the ICC Rules. The language of the arbitration shall be English. Judgment on any award rendered by the arbitral tribunal may be entered in any court of competent jurisdiction.

(c)          The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration shall not be disclosed to any non-party except the tribunal, the ICC, the parties hereto, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose the existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings.

(d)          The parties hereby irrevocably waive any right to trial by jury in any judicial proceeding arising out of or relating to this Agreement, any other transaction document, or the transactions contemplated hereby, whether now existing or hereafter arising, and whether sounding in contract, tort, or otherwise, it being the intention of the parties that all such disputes be resolved exclusively through arbitration as provided in this Section 10.12.

Section 10.13       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.14        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.15        Conflict Waiver; Attorney-Client Privilege.

(a)            Each of the parties hereto acknowledges and agrees, that:

(i)                Each of Becker, Glynn, Muffly, Chassin & Hosinski LLP and Garrigues has acted as counsel prior to the Closing to Sellers and their Affiliates (not including the Company) (collectively, the “Seller Group”) and the Company, in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company and the Target Group Companies, to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company or the Target Group Companies by Garrigues or Becker, Glynn, Muffly, Chassin & Hosinski LLP (or any successor) (the “Seller Group Law Firms”) shall not preclude the Seller Group Law Firms from serving as counsel to the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)               Buyer shall not, and shall cause the Company and the Target Group Companies not to, seek or have either of the Seller Group Law Firms disqualified from any such representation based on the prior representation of the Company and the Target Group Companies by Seller Group Law Firms. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such representation of the Company and the Target Group Companies by the Seller Group Law Firms prior to and after the Closing in connection with the this Agreement or the transactions contemplated hereby, and each such party shall cause its Affiliates to consent to waive any conflict of interest arising from such representation of the Company and the Target Group Companies by the Seller Group Law Firms prior to and after the Closing in connection with the this Agreement or the transactions contemplated hereby. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that each of the parties hereto have consulted with counsel or have been advised they should do so in connection herewith.

(b)           All communications prior to Closing between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to the negotiation, preparation, execution and delivery of this Agreement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client of Seller Group Law Firm, only the Seller Group (and not Buyer nor the Company) shall hold such property rights, and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege or any other evidentiary privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall promptly (and, in any event, within ten (10) Business Days) notify Sellers Representative in writing so that Sellers Representative can seek a protective order but the burden (including fees and costs) of seeking entry of such a protective order shall be borne by the Company as a Transaction Expense (if prior to Closing) or Sellers Representative on behalf of the Sellers if after the Closing. Moreover, nothing shall be construed as requiring Buyer, the Company or any of their Subsidiaries to challenge or appeal any order requiring access to, or production of, the Privileged Communications, or to subject themselves to any penalties for non-compliance with any legal process or order. In furtherance of the foregoing, each of the parties agrees that no waiver is intended by failing to remove all Privileged Communications from the Company’s files and computer systems.

Section 10.16       Non-recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney, or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit, or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.17       Exchange Rate. In the event there is a need to convert U.S. dollars into Peruvian soles, or vice versa, for any purpose under this Agreement, except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such applicable Law), the applicable exchange rate shall be the Exchange Rate.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized Persons.

SELLERS:

EDUARDO HOCHSCHILD BEECK

/s/ Eduardo Hochschild Beeck

MARIANA VIOLETA CORREA SABOGAL DE HOCHSCHILD

/s/ Mariana Violeta Correa Sabogal de Hochschild

FARRAGUT HOLDINGS, INC.

By:	/s/ Robert C. Muffly
Name: Robert C. Muffly
Title: Director

SELLERS REPRESENTATIVE:

EDUARDO HOCHSCHILD BEECK

/s/ Eduardo Hochschild Beeck

BUYER:

HOLCIM LTD

By:	/s/ Virginie Darbo
Name: Virginie Darbo
Title: Group Head of Strategy and M&A

By:	/s/ Lukas Studer
Name: Lukas Studer
Title: Group General Counsel